Registration No. 333-

As filed with the Securities and Exchange Commission on June 29, 2021

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Mer Telemanagement Solutions Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

14 Hatidhar Street, P.O. Box 2112
Ra’anana 4366516, Israel
+972-9-777-7540
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

MTS Integratrak, Inc.
Att’n: Roy Hess, President
5041 Dallas Highway, Suite 300
Powder Springs, GA 30127
(770) 421-8484
 (Name, address, including zip code, and telephone number, including area code of agent for service)

Copies of all correspondence to:

Steven J. Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Odeya Brick-Zarsky, Adv. Ephraim Abramson & Co., Law Offices 52 Menachem Begin Road Tel Aviv 6713701, Israel Tel: +972-3-691-8225 Fax: +972-3-691-8226	Christopher J. Melsha, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Tel: (612) 492-7000 Fax: (612) 492-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered (1)	Per Unit (2)	Offering Price (2)	Registration Fee
Ordinary shares, par value NIS 0.03 per share	14,719,708	$2.86	$42,098,365	$4,593

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c). The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on Nasdaq on June 25, 2021.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 29, 2021

MER TELEMANAGEMENT SOLUTIONS LTD.

14,719,708 Ordinary Shares

The selling stockholders identified beginning on page 37 of this prospectus are offering on a resale basis a total of 14,719,708 of our ordinary shares, NIS 0.03 par value per share, or the Ordinary Shares.  All of the Ordinary Shares offered by this prospectus are issuable to certain shareholders of SharpLink, Inc. with which we have entered into an Agreement and Plan of Merger dated April 15, 2021, as more fully described herein. The Ordinary Shares offered hereby consist of the following:

•	4,126,363 Ordinary Shares to be issued in the Transaction, as such term is used and defined in this prospectus, in exchange for shares of SharpLink’s outstanding common stock;

•
9,411,628 Ordinary Shares issuable upon conversion of 9,411,628 shares of our Preferred A-1 and Preferred B shares to be issued in the Transaction to the holder of shares of SharpLink’s preferred stock that will be outstanding as of the effective time of the Transaction; and

•
up to 1,181,717 Ordinary Shares that may be issued upon the conversion of our Preferred A-1 Shares to be issued to the holders of our Preferred B Shares as dividends payable in kind on the Preferred B Shares through the second anniversary of the effective time of the Transaction.

The selling shareholders may offer such Ordinary Shares from time to time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. We will not receive any proceeds from the sale of these shares by the selling shareholders.

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the ticker symbol “MTSL.” On June 28, 2021, the closing sales price for our ordinary shares was $2.98 per share. Upon the closing of the Transaction, we expect that the ticker symbol for our Ordinary Shares will change to “BETS.”

Investing in our securities involves substantial risks. See “RISK FACTORS” beginning on page 7 of this prospectus. You should carefully read this prospectus and the documents incorporated herein before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2021.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

Both of our and SharpLink’s financial statements are prepared and presented in accordance with accounting principles generally accepted in the U.S., or GAAP.  Neither our nor Sharplink’s historical results  necessarily indicate our expected results for any future periods.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because it is a summary, it may not contain all of the information that is important to you.  Accordingly, before making an investment decision, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is contained in or incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.  Unless the context otherwise requires, hereafter in this prospectus the terms the “Company,” “MTS,” “we,” “us,” or “our” refer to Mer Telemanagement Solutions Ltd., an Israeli company.

Company Overview

We are a global provider of solutions for telecommunications expense management, or TEM, including enterprise mobility management software, usage and accounting software, and contact center software. Our TEM solutions allow enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing of payments and spending forecasting.

We were incorporated under the laws of the State of Israel in December 1995. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices and principal place of business are located at 14 Hatidhar Street,  P.O. Box 2112, Ra΄anana 4366516, Israel and our telephone number is +972-9-777-7-540. Our website address is www.mtsint.com.  The information on our website is not incorporated by reference into this prospectus.

Proposed Reverse Merger with SharpLink, Inc.

 On April 15, 2021, we entered into an Agreement and Plan of Merger, or the Merger Agreement, with New SL Acquisition Corp., our wholly-owned subsidiary formed under the laws of the State of Delaware, and SharpLink, Inc., a company incorporated under the laws of the State of Minnesota, or SharpLink, a business-to-business provider of advanced technology that works to connect sports fans with online betting bookmakers and provides free to play online games and betting feed integrations.

Merger Agreement

Pursuant to the Merger Agreement, New SL Acquisition Corp., or Merger Sub, will merge with and into SharpLink, with SharpLink remaining as the surviving corporation and our wholly-owned subsidiary.  We refer in this prospectus to this proposed merger and related transactions as the Transaction, and we refer to the Company, after giving effect to the Transaction, as the combined company.

At the effective time of the Transaction:

•
each outstanding share of SharpLink common stock immediately prior to the effective time will be converted into the right to receive a number of our Ordinary Shares, calculated pursuant to the applicable exchange ratio described in the Merger Agreement;

•
each outstanding share of SharpLink Series A Preferred Stock and Series A-1 Preferred Stock will be converted into the right to receive a number of MTS preferred A-1 shares, or Preferred A-1 Shares, calculated pursuant to the applicable exchange ratio described in the Merger Agreement;

•
each outstanding share of SharpLink Series B Preferred Stock will be converted into the right to receive a number of MTS preferred B shares, or Preferred B Shares, calculated pursuant to the applicable exchange ratio described in the Merger Agreement; and

•	each outstanding SharpLink option and warrant will be assumed by MTS, based on the exchange ratio applicable to SharpLink’s common stock.

Under the exchange ratio formulas in the Merger Agreement, immediately following the closing of the Transaction, or the Closing, the former SharpLink securityholders immediately before the Transaction are expected to own approximately 86% of the Ordinary Shares of MTS, on a fully-diluted, as-converted basis. Such percentage includes a stock option pool equal to 10% of the Ordinary Shares of MTS, on a fully-diluted, as-converted basis, immediately following the Closing.

The preferred shares to be issued by MTS in connection with the Transaction will be newly created classes of preferred shares as follows:

•
Preferred A-1 Shares with equal rights to the Ordinary Shares and convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments); provided, however, that we shall not effect any conversion of the Preferred A-1 Shares to the extent that, after giving effect to such conversion, the holder of the Preferred A-1 Shares (together with such holder’s Affiliates and any Persons acting as a group together with such holder) would beneficially own in excess of a beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares held by the holder and provided that the Preferred A-1 Shares will only have the voting power of the number of Ordinary Shares issuable upon conversion of such Preferred A-1 Shares (subject to the beneficial ownership cap); and

•
Preferred B Shares, which shall be non-voting shares and convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments), subject to the Beneficial Ownership Limitation more fully described in the prospectus, and with the following additional rights:

o
a right to receive a dividend during the two-year period following the Closing, at a rate of 8% per year, which will be paid on a quarterly basis in cash, or at our option, by issuance of Preferred A-1 Shares in a number to be calculated based on the purchase price of the Preferred B Shares, or a combination thereof;

o
a right to receive from MTS an amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon (in connection with delays in conversion of Preferred B Shares), to be paid upon any liquidation, dissolution or winding-up of MTS, before any distribution to the other securityholders of MTS;

o
a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares in the event MTS issues or sells Ordinary Shares or Ordinary Share equivalents for a consideration per share that is less than the conversion price per share of the Preferred B Shares then in effect, subject to certain exceptions and to a minimum price equal to the higher of: (A) $0.10 and (B) 20% of the closing price of our Ordinary Shares on Nasdaq on the trading day immediately prior to the Closing of the Transaction; and

o
as long as a minimum percentage of Preferred B Shares remain outstanding, unless the holders of at least 50.1% of the Preferred B Shares shall otherwise consent in writing, MTS shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (A) amend charter documents in any manner that materially and adversely affects any rights of holders of the Preferred B Shares, (B) repay, repurchase or otherwise acquire more than a de minimis number of its Ordinary Shares, Ordinary Share Equivalents or Junior Securities (as such terms are defined in our Articles of Association to be adopted in connection with the Transaction), subject to certain exceptions, (C) pay cash dividends or distributions to Junior Securities unless MTS has paid all dividends on the Preferred B Shares and the Preferred B Shares will participate ratably (on an as-converted basis) in the dividends paid to the Ordinary Shares, (D) enter into any transaction with any affiliates of MTS which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arms’-length basis and approved by a majority of the disinterested directors of MTS, or (E) enter into any agreement with respect to any of the foregoing.

The closing of the Transaction is conditioned, among other things, on the investment of at least $5 million in SharpLink’s equity immediately prior to the consummation of the Transaction, or the Closing Financing, by Alpha Capital in consideration for shares of SharpLink Series B Preferred Stock. On December 23, 2020, SharpLink and Alpha Capital entered into a definitive securities purchase agreement, which was amended as of June 15, 2021, pursuant to which Alpha agreed to purchase from SharpLink in a private placement shares of its Series A Preferred Stock and Series B Preferred Stock in exchange for an aggregate sale price of $8 million.  On December 23, 2021, SharpLink completed the sale of $2 million of SharpLink’s Series A Preferred Stock pursuant to such agreement.  SharpLink and Alpha will complete the sale of the additional $6 million of SharpLink’s Series B Preferred Stock immediately prior to the effective time of the Transaction, subject to the satisfaction of certain customary closing conditions.  The sale of the $6 million of SharpLink’s Series B Preferred Stock will satisfy the Closing Financing.

Immediately following the Closing, the current majority shareholder of SharpLink, SportsHub Games Network, Inc., or SportsHub, is expected to hold approximately 58.2% of the voting rights in MTS. None of the Ordinary Shares to be issued to SportsHub are included in the offering covered by this prospectus. It is currently expected that following the Closing, the current officers of SharpLink will serve as the officers of the combined company. Additionally, at the Closing, all of the current members of the board of directors of MTS are expected to resign and will be replaced by board members designated by SharpLink.

The Merger Agreement contains customary representations, warranties and covenants made by MTS and SharpLink, including covenants relating to obtaining the requisite approvals of the shareholders of MTS, indemnification of directors and officers, and our and SharpLink’s conduct of their and their subsidiaries’ respective businesses between the date of signing of the Merger Agreement and the Closing.

In connection with the Transaction, we called an Extraordinary Special Meeting of our shareholders to be held on July 21, 2021, at which we are seeking the approval of our shareholders with respect to a number of actions, the approval of which are each conditions to the Closing of the Transaction, including the following:

•
Approval of the consummation of the Transaction and the other transactions contemplated by the Merger Agreement, including the issuance of Ordinary Shares, Preferred Shares and options and warrants to purchase Ordinary Shares at the effective time of the Transaction to the securityholders of SharpLink, including the issuance to SportsHub Games Network, Inc. of Ordinary Shares constituting in excess of 45% of the voting rights in the combined company pursuant to the terms of Section 328(b)(1) of the Companies Law;

•
Approval and adoption of  the Company’s revised articles of association, which among other things will (i) increase the registered share capital of MTS from NIS 600,000, divided into 17,000,000 Ordinary Shares and 3,000,000 Preferred Shares, nominal value NIS 0.03 each, to NIS 6,000,000, divided into 185,800,000 Ordinary Shares, 1,600,000 Preferred A Shares, 5,200,000 Preferred A-1 Shares and 7,400,000 Preferred B Shares, nominal value NIS 0.03 each, (ii) designate the currently outstanding Preferred Shares as Preferred A Shares, (iii) effect a reverse split of the Ordinary Shares, or the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-5, inclusive, with such ratio to be determined in the discretion of the MTS Board, (iv) change MTS’s name from “Mer Telemanagement Solutions Ltd.” to “SharpLink Ltd.” or such other name as may be approved by SharpLink and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the Revised Articles, and to approve corresponding amendments to the Company’s Memorandum of Association;

•
The election of Rob Phythian, Chris Nicholas, Joseph Housman, Paul Abdo and Thomas Doering as members of the combined company’s board of directors for a term expiring at the Company’s 2021 Annual General Meeting of Shareholders and until their successors are elected and qualified and to approve their terms of service;

•
The election of each of Scott Pollei and Adrienne Anderson as an outside director (as such term is defined in the Companies Law) for an initial three-year term commencing on the effective time of the Transaction and to approve their terms of service;

•
Approval of the compensation terms of each of Mr. Rob Phythian, who is expected to be the Chief Executive Officer of the combined company, and Mr. Chris Nicholas, who is expected to be the Chief Operating Officer of the combined company; and

•	Approval of the adoption of the 2021 Equity Incentive Plan. and the reservation of 4,673,264 Ordinary Shares for issuance thereunder.

We issued a proxy statement in connection with the Extraordinary Special Meeting of our shareholders, which was attached as Exhibit 99.2 to our Report on Form 6-K filed with the SEC on June 16, 2021, which exhibit is incorporated by reference into this prospectus.

The Closing is also subject to satisfaction or waiver of certain additional conditions including, among other things, (i) the accuracy of the representations and warranties, subject to certain materiality and other qualifications, (ii) compliance by the parties with their respective covenants, (iii) no law or order preventing the Transaction and related transactions, (iv) the Closing Financing having been received by SharpLink immediately prior to the Closing, (v) the listing of the Ordinary Shares on Nasdaq, (vi) no material adverse effect has occurred with respect to either us or SharpLink, (vii) the effectiveness of a registration statement to be filed by us, registering part of the Ordinary Shares to be issued in connection with the Transaction, and (viii) a requirement as to the Minimum Cash at Closing (as such term is defined in the Merger Agreement) to be held by us at the time of Closing.

The Merger Agreement also includes termination provisions for both us and SharpLink, including termination provisions in connection with a superior offer and a related termination fee.

In connection with the Merger Agreement, each of Mr. Haim Mer, our chairman and a shareholder, Mr. Roy Hess, our CEO, and Ms. Ofira Bar, our CFO, executed a lock-up agreement, pursuant to which they accepted certain restrictions on transfers of MTS shares beneficially owned by them until the earliest of (A) 90 days after the Closing, (B) 90 days after they cease to be directors or officers of MTS, as the case may be, and (C) the termination of Merger Agreement. Mr. Mer also executed a shareholder support letter informing SharpLink, among other things, that he intends to vote all Ordinary Shares beneficially owned by him in favor of the Transaction and related matters.

In connection with the $2 million investment by Alpha Capital in shares of SharpLink’s Series A Preferred Stock in December 2020, SportsHub and the officers and directors of SharpLink entered into lock-up agreements, or the SharpLink Lock-Up Agreements, pursuant to which they accepted certain restrictions on transfers of shares of SharpLink held, or to be held, by them until 180 days after the consummation of the Transaction, including securities of MTS issued in exchange for such SharpLink shares in the Transaction. Each of the signatories to the SharpLink Lock-Up Agreements agreed that during such period, subject to certain exceptions, he or it will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by them or any of their affiliates or any person in privity with them), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act.

The Ordinary Shares and Preferred Shares to be issued to the holders of SharpLink’s outstanding common stock and preferred stock in the Transaction are being offered and sold in reliance on an exemption from registration under Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended.

Legal Proceedings

On June 28, 2021, following the announcement of the Merger Agreement and publication of the proxy statement in connection with the Extraordinary Special Meeting of our shareholders, we learned of a complaint that was filed by a purported shareholder of the Company. The complaint, captioned Karpal v. Mer Telemanagement Solutions Ltd. et al., or the Complaint, Case No. 654022/21, was filed in the Supreme Court of the State of New York, County of New York against the Company and its directors. The Complaint alleges that the intrinsic value of the Company is in excess of the amount the Company’s shareholders will receive in connection with the Transaction and that the proxy statement omits material information as set forth in the Complaint. The Complaint seeks relief, including a preliminary and permanent injunction against the Company and its directors from proceeding with and consummating the Transaction, or in the alternative, rescinding the Transaction, if consummated, and seeking damages. The plaintiff also seeks an order: (i) directing the individual defendants to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; (ii) declaring that defendants violated their fiduciary duties; and (iii) awarding plaintiff the costs of the action, including a reasonable allowance for attorneys’ and experts’ fees. The Complaint has not been served on the defendants but, based on a cursory review, the Company and its legal counsel believe that the claims asserted in the Complaint are without merit and the Company plans to vigorously defend against them.

About SharpLink

SharpLink is a business-to-business, or B2B, provider of advanced technology that seamlessly connects sports fans with online sports betting bookmakers, which it refers to as its Affiliate Marketing Services, and a leading U.S. provider of free to play games and betting feed integrations, which it refers to as its Sports Gaming Client Services.

SharpLink’s Affiliate Marketing Services business focuses on acquiring sports fans through SharpLink’s partnerships with professional sports leagues, large sports media websites and its own network of related sports websites, bringing them highly relevant and timely sports betting content. Specifically, SharpLink’s analytical software tools allow it to collect data on sports fans, intelligently connect those fans with personally relevant sports betting offers, and convert the sports fans into paying customers for online bookmakers.  SharpLink’s vision is to be the leader in the emerging U.S. sports gaming and betting markets by developing advanced technology that seamlessly connects sports fans with online sports bookmakers.

SharpLink’s Sports Gaming Client Services business has been providing custom development, hosting and management services for free-to-play games and prize-winning contests for major sports leagues and media companies for over 15 years.  In addition to its traditional games development business, SharpLink has developed and deployed betting integration services for major leagues in the U.S. By leveraging its technology and building on its current client relationships, SharpLink believes it is well positioned to earn a leadership position in the rapidly evolving sports betting industry by delivering high-value users to gaming operators.

Founded in 2019, SharpLink’s management team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies such as ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others.  SharpLink’s current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by its Chief Operating Officer. STI was acquired by SharpLink’s parent company, SportsHub, in 2016. In November 2020, SportsHub spun-off and SharpLink subsequently acquired STI in an all-stock transaction. SharpLink’s Client Services division is based in Collinsville, Connecticut and employs 17 developers and sales personnel.

The Offering

The selling shareholder identified beginning on page 37 of this prospectus are offering on a resale basis a total of 14,719,708 Ordinary Shares, all of which are to be issued or issuable to the shareholders of SharpLink upon the effective time of the Transaction.  The Ordinary Shares offered by this prospectus include (i) 2,025,898 Ordinary Shares issuable upon the conversion of Preferred A-1 Shares to be issued to Alpha in connection with the Transaction, (ii) 7,385,730 Ordinary Shares issuable upon the conversion of Preferred B Shares to be issued to Alpha in connection with the Transaction, and (iii) up to 1,181,717 Ordinary Shares that may be issued upon the conversion of Preferred A-1 Shares to be issued to the holders of our Preferred B Shares as dividends payable in kind on the Preferred B Shares through the second anniversary of the effective time of the Transaction.  The total value of all the Ordinary Shares offered pursuant to this prospectus is approximately $41.7 million, based upon a per share price of $2.88, which represents the closing sale price of our Ordinary Shares as reported on the Nasdaq Capital Market on June 25, 2021.

Ordinary Shares offered by this prospectus	14,719,708 shares
Ordinary Shares outstanding before the offering (1)	29,878,172 shares
Ordinary Shares outstanding after the offering (2)	40,471,517 shares
Use of Proceeds	We will receive none of the proceeds from the selling shareholders in this offering.
Nasdaq Symbol (3)	BETS
________________
(1)
Assuming the completion of the Transaction, based on 4,734,323 Ordinary Shares outstanding as of June 28, 2021, plus an additional 25,143,849 Ordinary Shares to be issued to the holders of SharpLink common stock upon the effective time of the Transaction. Shares outstanding prior to the offering under this prospectus do not include (i) 1,591,579 Ordinary Shares issuable upon conversion of our currently outstanding Preferred Shares (to be designated Preferred A Shares upon consummation of the Transaction), (ii) 2,025,898 Ordinary Shares issuable upon conversion of Preferred A-1 Shares and 7,385,730 Ordinary Shares issuable upon conversion of Preferred B shares, both to be issued at the effective time of the Transaction to the holders of SharpLink’s Series A, Series A-1 and Series B Preferred Stock, and (iii) 1,177,994 Ordinary Shares issuable upon the exercise of outstanding options and warrants, including 961,327 ordinary shares issuable upon the exercise of outstanding options and warrants to be issued at the effective time of the Transaction as a result of the exchange of currently outstanding options and warrants to purchase shares of SharpLink common stock.

(2)
Reflects the issuance of an additional (i) 9,411,628 Ordinary Shares offered by this prospectus that are issuable upon the conversion of the shares of Preferred A-1 Shares and Preferred B Shares to be issued at the effective time of the Transaction to Alpha Capital in exchange for shares of SharpLink Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock that will then be held by Alpha Capital, and (ii) 1,181,717 Ordinary Shares that may be issued upon the conversion of our Preferred A-1 Shares to be issued to the holders of our Preferred B Shares as dividends payable in kind on the Preferred B Shares through the second anniversary of the effective time of the Transaction.

(3)	Upon the effective time of the Transaction, the combined company expects its Nasdaq ticker symbol to change from “MTSL” to “BETS.”

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in this prospectus. This could cause the trading price of our ordinary shares to decline, and you could lose all or part of your investment. These risks include, among others, the following:

•	The combined company may not realize the benefits of the Transaction.

•
The Preferred B Shares being issued to Alpha Capital in the Transaction will expose the shareholders of the combined company to additional dilution and will provide Alpha Capital with preferential rights to the other shareholders in the event of liquidation and other actions that may be taken by the combined company.

•	The market price of the combined company’s shares may decline as a result of the Transaction.

•
SportsHub, the current controlling shareholder of SharpLink, will be a controlling shareholder of the combined company following the Transaction and will be able to exert significant control over matters submitted for shareholder approval.

•	The COVID-19 pandemic has adversely affected SharpLink’s business and may continue to cause such effects in the future.

•	SharpLink’s sports betting conversion platform technology is still in the early stages of development and commercialization.

•
SharpLink’s business and prospects are dependent on its relationships with sports leagues, sports media organizations and sportsbooks, and the loss of those relationships or failure to renew or expand those relationships could cause the loss of its competitive advantages.

•
SharpLink’s business may be materially and adversely affected if it is unable to keep pace with or adapt to rapidly changing technology, or if it does not invest in product development and provide services that are attractive to its clients.

•
Changes in existing regulations regarding online sports betting or the climate and requirements applicable to SharpLink and its clients could have a material adverse impact on SharpLink’s business, financial results and prospects.

•
The loss of services of SharpLink’s executives, particularly Rob Phythian and Chris Nicholas, its co-founders, could materially harm its business and prospects due to their longstanding relationships with sports leagues, sports media companies and fantasy sports companies.

•
If SharpLink fails to maintain required regulatory gaming approvals and licenses in the various jurisdictions in which it operates or plans to operate, its business will be materially and adversely affected.

•	SharpLink’s business and prospects are dependent on an increasing number of states legalizing online sports betting.

•	SharpLink has a history of losses and may not be able to achieve or sustain profitability in the future.

•	The combined company will require additional capital to support its growth plans and such capital may not be available on reasonable terms or at all.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed under the caption titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before determining to purchase the ordinary shares offered hereby. The following is not intended to be an exhaustive list of the risks related to MTS, the proposed Merger with SharpLink or SharpLink’s business.  You should also read and consider the risk factors described under (i) Part 1, Item 3, “Key Information – Risk Factors” of MTS’s Annual Report on Form 20-F for the year ended December 31, 2020, and filed with the SEC on May 17, 2021, and (ii) the section captioned “Risk Factors” in MTS’s proxy statement filed as Exhibit 99.2 to its Report on Form 6-K filed with the SEC on June 16, 2021, which annual report and proxy statement are incorporated herein by reference.

Risks Related to the Transaction

The combined company may fail to realize the anticipated benefits of the Transaction.

The success of the Transaction will depend on the combined company’s ability to achieve its business objectives and raise the necessary capital to fund its operations. If the combined company is not able to achieve these objectives, the anticipated benefits of the Transaction may not be realized fully, may take longer to realize than expected, or may not be realized at all.

The Preferred B Shares that will be issued by MTS as consideration in the Transaction expose you to further dilution of your holdings in MTS and provide preferential rights to their holders in the event of liquidation and in connection with certain actions MTS may wish to take in the future.

As part of the consideration to be issued by MTS in connection with the Transaction, Alpha Capital, which will be issued SharpLink Series B Preferred Stock in consideration for its Closing Financing, will receive a newly created series of Preferred B Shares of MTS in consideration for its SharpLink Series B Preferred Stock.  The MTS Preferred B Shares are entitled to several preferential rights, including: (i) a right to receive a dividend during the two-year period following the Closing, at a rate of 8% per year, which will be paid on a quarterly basis in cash, or at the Company’s option, by issuance of MTS Preferred A-1 Shares, (ii) a liquidation preference in the amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon, before any distribution to the other securityholders of the Company, (iii) a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares, subject to certain exceptions and to a minimum price equal to the higher of: (A) $0.10 and (B) 20% of the closing price on the trading day immediately prior to the consummation of the Transaction, and (iv) the requirement that holders of at least 50.1% of the Preferred B Shares will consent in writing to certain actions by MTS or its subsidiaries, including repurchasing of MTS Ordinary Shares or certain other securities, payment of cash dividends or distributions to securities junior to the Preferred B Shares unless MTS has paid all dividends on the Preferred B Shares and the Preferred B Shares will participate ratably (on an as-converted basis) in the dividends, all for as long as 1,545,895 Preferred B Shares remain outstanding or unless the holders of at least 50.1% of the Preferred B Shares consent. To the extent the combined company elects to pay the 8% dividend in Preferred A-1 Shares, the payment of such dividend will dilute your holdings in the combined company, without additional investment by the holder of the Preferred B Shares and your holdings may be further diluted in the event the anti-dilution mechanism is triggered. For more information concerning the capital structure of the combined company see “The Merger Agreement – Consideration and Exchange Ratio” and “Principal Shareholders of Combined Company – Principal Shareholders of the Combined Company Immediately Following the Consummation of the Transaction.” To the extent the combined company elects to pay the dividend in cash, the holders of other securities of the combined company (other than the holders of the Preferred B Shares) will not be entitled to participate in such distribution. In addition, in the event of liquidation, winding-up or dissolution, you may not be entitled to receive any distributions from the combined company, or the distributions may be reduced, due to the liquidation preference provided to the holders of the Preferred B Shares. All of these rights may adversely affect the value of your MTS Ordinary Shares.

After the Transaction is consummated, the combined company will continue to be subject to Israeli income tax unless additional actions are taken.

MTS is incorporated in Israel, and the post-Transaction combined company will continue to be incorporated in Israel, while all of its offices, management, most of its business partners and assets and all of its board members are expected to be located in the United States. So long as the parent entity is an Israeli company with no Israeli operations, the combined company will be subject to Israeli income tax and an acquisition of the combined company may result in adverse tax consequences for potential acquirers (other than potential Israeli acquirers), which may reduce the value of the shares of the combined company.

After the Transaction is consummated, the combined company may reincorporate in the U.S. and such reincorporation may result in taxes imposed on the combined company and its shareholders.

As noted above, MTS is incorporated in Israel, and the post-Transaction combined company will continue to be incorporated in Israel, while all of its offices, management, most of it business partners and assets and all of its board members are expected to be located in the United States. Accordingly, the combined company may seek to reincorporate in one of the states in the United States, while maintaining its Nasdaq listing. The reincorporation of the combined company will be subject to all corporate approvals, which may include an approval of the shareholders of the combined company, and, such reincorporation may result in income recognition by, and tax liability for, the combined company and in certain of the combined company shareholders recognizing taxable income in the jurisdiction in which such shareholders (or combined company) are tax residents or, in certain cases, in which their members or partners are resident. If a reincorporation of the company is undertaken, the combined company does not intend to make any cash distributions to shareholders to pay such taxes. Shareholders may be subject to withholding taxes or other taxes with respect to their ownership of the combined company after the reincorporation.

The financial results of the combined company and the value of shareholders’ investment may be impacted by the U.S. income tax imposed on MTS’s worldwide income.

Because MTS is expected to be treated as a U.S. domestic corporation as a result of the Transaction, it will be taxable by the United States on its worldwide income, which may adversely impact the financial results of the combined company and the value of shareholders’ investment after the Transaction.

The value of our shareholders’ investment may be impacted if any of MTS’s non-U.S. subsidiaries are subject to U.S. controlled foreign corporation rules.

As a result of the Transaction and MTS’s treatment as a domestic corporation, all non-U.S. corporations in which MTS has direct or indirect interests exceeding 50%, by vote or by value, will be controlled foreign corporations, or CFCs, and subject to U.S. CFC rules, which generally provide that certain types of income of CFCs, though undistributed, must be included in MTS’s gross income in the year the income is earned by the CFC.  If the CFC rules were to apply, this could impact the value of shareholders’ investment after the Transaction.

The market price of the combined company’s shares may decline as a result of the Transaction.

The market price of the combined company’s shares may decline as a result of the Transaction for a number of reasons, including if:

•	the combined company does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the Transaction on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the Transaction.

SharpLink’s shareholders, including SportsHub Gaming Network, Inc., SharpLink’s majority shareholder, will own a significant percentage of our Ordinary Shares following the Transaction and will be able to exert significant control over matters submitted to the shareholders for approval.

Under the terms of the Merger Agreement, on a pro-forma basis and after closing of the Transaction, SharpLink’s securityholders would own in the aggregate 86% of the combined company’s share capital (on a fully-diluted and as-converted basis), including the Ordinary Shares reserved under a new equity incentive plan to be available to the combined company. In addition, immediately following the closing of the Transaction, SportsHub is expected to hold 38.1% of the combined company’s outstanding ordinary shares on a fully-diluted and as-converted basis (including MTS Ordinary Shares reserved under the New Equity Plan) and 58.2% of the voting rights of the combined company. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. SportsHub could significantly influence all matters requiring approval by the shareholders following the Transaction, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with the interests of other shareholders.

Following consummation of the Transaction MTS may become involved in securities litigation or shareholder derivative litigation in connection with the Transaction, and this could divert the attention of MTS’s and the combined company’s management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or shareholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. MTS may become involved in this type of litigation in connection with the Transaction, and the combined company may become involved in this type of litigation in the future. On June 28, 2021, following the announcement of the Merger Agreement and publication of the proxy statement in connection with the Extraordinary Special Meeting of our shareholders, we learned of a complaint that was filed by a purported shareholder of the Company. The complaint, captioned Karpal v. Mer Telemanagement Solutions Ltd. et al., or the Complaint, Case No. 654022/21, was filed in the Supreme Court of the State of New York, County of New York against the Company and its directors. The Complaint alleges that the intrinsic value of the Company is in excess of the amount the Company’s shareholders will receive in connection with the Transaction and that the proxy statement omits material information as set forth in the Complaint. The Complaint seeks relief, including a preliminary and permanent injunction against the Company and its directors from proceeding with and consummating the Transaction, or in the alternative, rescinding the Transaction, if consummated, and seeking damages. The plaintiff also seeks an order: (i) directing the individual defendants to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; (ii) declaring that defendants violated their fiduciary duties; and (iii) awarding plaintiff the costs of the action, including a reasonable allowance for attorneys’ and experts’ fees. The Complaint has not been served on the defendants but, based on a cursory review, the Company and its legal counsel believe that the claims asserted in the Complaint are without merit and the Company plans to vigorously defend against them. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of MTS, SharpLink and the combined company.

The Internal Revenue Service may not agree with the conclusion that, following the Transaction, MTS is not subject to certain adverse consequences for U.S. federal income tax purposes.

Based on the rules for determining share ownership under Section 7874 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and certain factual assumptions, after the Transaction, SharpLink’s current equity-holders are expected to own more than 80% of the combined company for purposes of applying Section 7874 of the Code. However, if the percentage ownership for purposes of applying Section 7874 of the Code were determined to be less than 80% but at least 60%, and certain other circumstances exist, Section 7874 of the Code would cause the combined company to be treated as a “surrogate foreign corporation,” which could result in a number of adverse U.S. tax consequences. Moreover, in such case, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain MTS share compensation held directly or indirectly by certain “disqualified individuals” (including officers and directors of MTS) at a rate currently equal to 15%.

The Reverse Split may not increase our share price over the long-term.

The principal purpose of the Reverse Split is to comply with the minimum bid price requirement under the rules of the Nasdaq Capital Market for the combined company. It cannot be assured, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While it is reasonably expected that the reduction in the number of outstanding shares will proportionally increase the market price of MTSs Ordinary Shares, it cannot be assured that the Reverse Split will increase the market price of such shares by a multiple of the reverse split ratio chosen by MTS’s Board in its sole discretion, or result in any sustained increase in the market price of MTS’s Ordinary Shares, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions, and prospects for future success. Therefore, while the share price of the combined company might meet the listing requirements for the Nasdaq Capital Market initially, it cannot be assured that it will continue to meet the Nasdaq continued listing standards in the future.

The Reverse Split may decrease the liquidity of MTS’s Ordinary Shares.

Although the anticipated increase in the market price of MTS’s Ordinary Shares could encourage interest in its shares and possibly promote greater liquidity for its shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for MTS’s Ordinary Shares.

The Reverse Split may lead to a decrease in the combined company’s overall market capitalization.

Should the market price of MTS’s Ordinary Shares decline after the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. A reverse share split is often viewed negatively by investors and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse share split ratio, then the value of the combined company, as measured by its capitalization, will be reduced. In some cases, the per-share share price of companies that have effected reverse share splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the combined company’s Ordinary Shares will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on the combined company’s share price due to the reduced number of shares outstanding after the Reverse Split.

Risks Related to SharpLink’s Business

COVID-19 has adversely affected SharpLink’s business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of its clients and a decrease in consumer spending, and it may continue to experience such effects in the future.

The worldwide outbreak of COVID-19 in early 2020 has negatively affected economic conditions regionally as well as globally and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included business closures, travel restrictions and restrictions on public gatherings and events. Many businesses eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to public gatherings. Governments around the world, including governments in Europe and state and local governments in the U.S., have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. To date, governmental authorities have imposed or have recommended various measures, including social distancing, quarantine, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings. The suspension, postponement and cancellation of sporting events affected by COVID-19 has had an adverse impact on the progression of SharpLink’s overall business plan and its revenue and the revenue of its clients.

Although many sports seasons and sporting events have recommenced in recent months, the fluidity of this situation, potential for virus variants and potential setbacks associated therewith precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to SharpLink, its performance, and its financial results. The revenue of SharpLink’s clients, and its own revenue, continue to depend on sports events taking place and consumer participation and spending on entertainment and leisure activities, and any further setbacks with respect to COVID-19 could have a material adverse effect on SharpLink’s business, financial condition, results of operations and prospects.

SharpLink sports betting conversion platform is still in the early-stage of development and commercialization. Failure to successfully develop, test and commercially expand such service offering could have a material adverse effect on SharpLink’s business, financial condition, results of operations and prospects.

SharpLink’s Affiliate Marketing Services and its sports betting conversion platform is critical to the overall business strategy and ability of SharpLink to achieve and maintain profitability. While its sports betting conversion platform has been launched, it is still in the early-stages of development, has had only limited functionality testing and development, and is commercialized with only one sportsbook and with bets that have been generally limited to American football and NASCAR auto racing. Successful development and testing depends on a number of circumstances, many of which are not in SharpLink’s control, including without limitation, the ability to attract and retain developers, the interest of third-parties in pilot testing or early-adoption and the response to any unexpected errors or issues.

In addition, even if development and testing of the platform is generally successful, there can be no assurance that SharpLink will be able to sell such service to prospective clients on commercially reasonable terms, if at all. If SharpLink is unable to successfully develop and test the platform to work seamlessly with other sportsbooks and media organizations on a wide variety of sports and bet types, or if SharpLink’s sports betting conversion platform fails to attract clients on commercially reasonable terms and/or meet client expectations, SharpLink may not experience any meaningful commercial success with respect to its betting conversion platform, which would materially and adversely affect SharpLink’s business, financial condition, results of operations and prospects.

SharpLink relies on relationships with sports leagues, sports media organizations and sportsbooks and loss of existing relationships or failure to renew or expand existing relationships may cause loss of competitive advantage or require it to modify, limit or discontinue certain offerings, which could materially and adversely affect its business, financial condition, results of operations and prospects.

SharpLink relies on relationships with sports leagues, sports media organizations and sports betting bookmakers and the future success of its business may depend, in part, on its ability to obtain, retain and expand such relationships. SharpLink’s arrangements with sports leagues, sports media organizations and sportsbooks may not continue to be available to it on commercially reasonable terms or at all. In addition, the industries it operates in are highly competitive. It is common for multiple competitors to provide services to clients simultaneously and SharpLink expects this to continue. In the event that SharpLink loses existing arrangements or cannot renew and expand existing arrangements, it may be required to discontinue or limit its offerings or services, which could materially and adversely affect its financial condition and business operation.

SharpLink operates in a competitive market, and it may lose clients and relationships to both existing and future competitors.

The markets for sports data related solutions and marketing services are competitive and rapidly changing. The sports betting and sports media industries are particularly competitive and fast growing. Competition in these markets may increase further if economic conditions or other circumstances, including as a result of COVID-19, cause consumer bases and consumer spending to decrease and service providers to compete for fewer consumer resources. SharpLink’s existing and future competitors have, or may in the future have or obtain, greater name recognition, larger customer bases, better technology or data, lower prices, exclusive or better access to data, greater user traffic or greater financial, technical or marketing resources than SharpLink has. SharpLink’s competitors may be able to undertake more effective marketing campaigns, obtain more data, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, sports betting operators, sports leagues, sports media organizations, distribution partners and content providers or may be able to respond more quickly to new or emerging technologies or changes in user requirements. If SharpLink’s competitors develop technology before it does, its business and profitability could be materially and adversely affected. If SharpLink is unable to maintain or develop relationships with sports leagues, sports media organizations and sportsbooks, its revenues will fail to grow or may even decline, in each case having a material adverse effect on its business, financial condition, results of operations and prospects.

SharpLink’s revenue prospects may be materially and adversely affected if SharpLink is unable to acquire companies with complimentary technology or that operate in the same or complementary industries, and any such acquisition efforts may divert management’s attention from other critical activities.

SharpLink may seek to grow revenue in part through acquisition of companies with similar or complementary technology or that operate in similar or complementary industries. The market for acquisitions is highly competitive and subject to a number of factors, including without limitation, general economic conditions and tax or other regulatory changes. Furthermore, acquisitions require a significant amount of management time and resources both in terms of execution and integration of any acquisition target.  In addition, SharpLink’s competitors have been and may continue to also pursue acquisitions and have or may have better capital resources than SharpLink, stronger name recognition in the acquisition market and a longer history of successful transactions.  SharpLink’s revenue prospects may be materially and adversely affected if SharpLink is unable to make successful acquisitions. Further, pursuing such activities may divert attention from other critical activities of SharpLink’s business plan, such as development, testing and commercialization of products and services.

SharpLink’s business may be materially and adversely affected if it is unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if it does not invest in product development and provide services that are attractive to its clients.

SharpLink’s future business and financial success will depend on its ability to continue to anticipate the needs of its clients or potential clients in order to successfully introduce new and upgraded products and services and to successfully implement its current and future geographic and product expansion plans. To be successful, SharpLink must be able to quickly adapt to changes in technology, industry standards and regulatory requirements by continually enhancing its technology, services and solutions. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes burdens on SharpLink’s product development team, management and researchers. These processes are costly and time intensive, and SharpLink’s efforts to develop, integrate and enhance its products and services may not be successful. In addition, successfully scaling up and launching and selling a new or upgraded product or service puts additional strain on SharpLink’s sales and marketing resources. Investing resources towards increasing the depth of its coverage within existing markets imposes additional burdens on its personnel and capital resources. If SharpLink is unable to manage its expansion efforts effectively, in obtaining greater market share or in obtaining widespread adoption of its current or future products and services, SharpLink may not be able to offset the expenses associated with the launch and marketing of the new or upgraded service, which could have a material adverse effect on its financial results.

If SharpLink is unable to develop new or upgraded products and services or decides to combine, shift focus from, or phase out a product or service, then its clients may choose a competitive product or service over it and its revenues may decline and its ability to achieve or maintain profitability may be reduced. If SharpLink incurs significant costs in developing new or upgraded services or combining and coordinating existing services, if SharpLink is not successful in marketing and selling these new services or upgrades, or if SharpLink’s clients fail to accept these new or combined and coordinating services, then there could be a material adverse effect on its results of operations and it may never achieve profitability. If SharpLink eliminates or phases out a service and is not able to offer and successfully market and sell an alternative service, its revenue may decrease, which could have a material adverse effect on its results of operations.

The loss or significant reduction in business from one or more of SharpLink’s large clients could materially and adversely affect its business, financial condition and results of operations.

A material portion of SharpLink’s revenues is concentrated in some of its largest clients, and it does not have long term contracts that require these clients to continue to use its services. SharpLink’s revenue growth depends on its ability to obtain new clients and achieve and sustain a high level of renewal rates with respect to its existing clients. Failure to achieve one or more of these objectives could have a material adverse effect on SharpLink’s business, financial condition and operating results.

SharpLink’s operations are subject to seasonal fluctuations that may impact results of operations and cash flow.

Although the sporting calendar is year-round, there is seasonality in sporting events that may impact SharpLink’s operations and operations of sports leagues, sports media organizations and sports betting bookmakers. Certain sports only hold events during portions of the calendar year, such as the NFL, which plays games in the fall and winter months. Sports off-seasons cause decreases in SharpLink’s revenues and revenues of its clients, and factors such as playoffs, championships or similar events are unknown and may not yield consistent sources of revenue for SharpLink and its clients. Further, SharpLink’s revenues and revenues of its clients may also be affected by the scheduling of major sporting events that do not occur annually, such as the Olympics or World Cup, or the cancellation or postponement of sporting events and races, such as the postponements as a result of the COVID-19 pandemic. Such fluctuations and uncertainties may have a material adverse effect on SharpLink’s financial condition or results of operation.

SharpLink’s business and operating results and the business and operating results of its clients and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, and the health of the sports, entertainment and sports betting industries.

SharpLink’s business and operating results and the business and operating results of its clients and vendors are subject to global economic conditions and their impact on levels of consumer spending. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global sports, entertainment and sports betting industries, and may have a material adverse effect on SharpLink’s business and financial condition and the business and financial condition of its clients and vendors. There appears to be an increasing risk of a recession due to international trade and monetary policy, COVID-19 and other changes. If the U.S. or international economies experience another recession or any of the relevant regional or local economies suffer a continued downturn, SharpLink may experience a material adverse effect on its business, financial condition, results of operations and prospects.

Adverse developments affecting financial markets and economies throughout the world, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole, a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, severe weather events and other natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines or volatility in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, may further reduce spending on sporting events, sports betting and marketing services and may negatively affect the sports, entertainment and sports betting industries. Any one of these developments could have a material adverse effect on SharpLink’s business, financial condition, results of operations and prospects.

SharpLink’s recruitment and retention of qualified personnel and key employees, including members of its senior management team, are vital to growing its business and meeting its business plans. The loss of any of its key executives or other key employees could harm its business.

SharpLink depends on a limited number of key employees to manage and operate its business. SharpLink believes a significant portion of its success is owed to its co-founders, Rob Phythian and Chris Nicholas, and their longstanding relationships with sports leagues, sports media companies, and fantasy sports companies. The leadership of Mr. Phythian, Mr. Nicholas, and its current executive officers has been critical and the departure of Mr. Phythian, Mr. Nicholas, or any one of its other executive officers, or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on SharpLink’s business. SharpLink may not be able to attract or retain such highly qualified personnel in the future, and it does not expect that it would be able to replace their longstanding industry relationships. In addition, the loss of employees or the inability to hire qualified personnel that are knowledgeable regarding the sports betting and online gaming industries could result in significant disruptions to SharpLink’s business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to its business. The sports betting and online gaming industries require specific knowledge that is not easily transferable from other industries and finding suitable replacements for specialized roles can be challenging in a limited talent pool. If SharpLink does not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, it may be unable to grow effectively and its business, financial condition, results of operations and prospects could be materially and adversely affected.

Risks Related to Legal Matters and Regulations Affecting SharpLink

SharpLink and its clients are subject to complex laws and regulations, which are subject to change and interpretation and which could subject SharpLink to claims or otherwise harm it and its clients. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to SharpLink or its clients’ businesses could have a material adverse impact on SharpLink’s business, prospects, financial condition and results of operations.

SharpLink and its clients are generally subject to laws and regulations relating to sports betting, online gaming, marketing and advertising in the jurisdictions in which SharpLink and its clients conduct their respective businesses, as well as the general laws and regulations that apply to all e-commerce and online businesses, such as those related to privacy and personal information, tax and consumer protection. The laws and regulations applicable to SharpLink and its clients vary from one jurisdiction to another and may be affected by, among other things, political pressures and changes in legislative or governmental priorities. Some jurisdictions have introduced regulations attempting to restrict or prohibit sports betting, online gaming and advertising, while others have taken the position that sports betting or online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable sports betting or online gaming in their jurisdictions.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to SharpLink’s business and/or the business of its clients. In addition, future regulatory action, court decisions or other governmental action, may have a material impact on SharpLink and/or its clients’ operations and financial results. Governmental authorities could view SharpLink or its clients as having violated applicable laws or regulations, despite SharpLink or its client’s efforts to obtain and maintain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against SharpLink, its clients, Internet service providers, payment processors, advertisers and others involved in sports betting and online gaming industries. Changes in applicable law and other regulatory, court or other proceedings could prohibit or impose significant restrictions being imposed upon SharpLink or its clients or other business partners. These events could also involve substantial and unexpected compliance and litigation expense, penalties, fines, seizure of assets and injunctions, while diverting the attention of SharpLink’s management team. Any such proceedings or any change in laws or regulations or their interpretation applicable to SharpLink or its clients could have a material adverse effect on SharpLink’s business, prospects, financial condition and results of operations.

Failure to obtain or maintain the required regulatory approvals and licenses in the various jurisdictions that SharpLink operates or intends to operate, whether individually or collectively, could have a material adverse effect on SharpLink’s business.

SharpLink is currently licensed and compliant in five states in the United States that have adopted legislation permitting online sports betting. Any of SharpLink’s licenses to operate legally in the industry could be revoked, suspended or conditioned at any time. Any of SharpLink’s future license applications may also be denied or conditioned. The loss of a license in one jurisdiction could trigger the loss of a license or affect SharpLink’s eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause SharpLink to cease offering some or all of its offerings in the impacted jurisdictions. As laws and regulations change, SharpLink may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, SharpLink may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions.

In addition, SharpLink intends to expand into new jurisdictions and will generally be required to obtain approval and licensures required by such states and jurisdictions. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion can negatively affect SharpLink’s opportunities for growth, including the growth of its client base, or delay its ability to recognize revenue from its offerings in any such jurisdictions. If SharpLink is unable to effectively develop and operate directly or indirectly within these new jurisdictions or if SharpLink’s competitors are able to successfully penetrate geographic jurisdictions that it cannot access or where it faces other restrictions, there could be a material adverse effect on its business, operating results and financial condition. Likewise, SharpLink’s failure to obtain or maintain the required regulatory approvals and licenses in the various jurisdictions that SharpLink operates or intends to operate, whether individually or collectively, could have a material adverse effect on SharpLink’s business, prospects, financial condition and results of operations.

The legal sports betting market in the United States may not continue to expand.

The legal sports betting market in the United States has increased significantly in recent years after the U.S. Supreme Court’s 2018 ruling that the federal restrictions on sports betting under the Professional and Amateur Sports Protection Act of 1992, or PASPA, were no longer enforceable, thus giving individual states the power to legalize sports betting. SharpLink’s growth strategy significantly depends on additional states legalizing sports betting. However, additional states may not adopt laws allowing sports betting as SharpLink’s management team expects. Moreover, states that have legalized sports betting may eliminate, narrow, or otherwise detrimentally changed their laws allowing legal sports betting. A failure for the legal sports betting market to expand or a contraction of the market would have a material adverse effect on SharpLink’s business, prospects, financial condition and results of operations.

SharpLink’s collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm its reputation and business or expose it to fines and other enforcement action.

In the ordinary course of business, SharpLink collects, stores, uses and transmits certain types of information that are subject to different laws and regulations. In particular, data security and data protection laws and regulations relating to personal and consumer information that SharpLink is or may become subject to often vary significantly by jurisdiction and are evolving significantly as legislators and regulators continue to grapple with policy considerations surrounding the collection and use of data. Compliance with such data protection and privacy laws will require significant time and expense, particularly as SharpLink continues to expand its business across multiple jurisdictions.

For example, California has enacted the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA requires new disclosures to California consumers, imposes new rules for collecting or using information, requires companies to comply with data subject access and deletion requests, and affords California consumers new abilities to opt out of certain disclosures of personal information. It remains unclear what, if any, regulations will be implemented pursuant to the law or how it will be interpreted. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. The effects of the CCPA and the SHIELD Act potentially are significant and may require SharpLink and its clients to modify data collection or processing practices and policies and to incur substantial costs in an effort to comply.

In addition, the new EU-wide General Data Protection Regulation, or GDPR, became applicable on May 25, 2018, replacing the data protection laws of each EU member state. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, expanded disclosures about what and how personal information is to be used, limitations on retention of information, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and higher standards for data controllers to demonstrate that they have obtained valid consent from individuals to process their personal data (or reliance on another appropriate legal basis) for certain data processing activities. It also significantly increased penalties for noncompliance, including where SharpLink may act as a data processor.

Although SharpLink continues to review and improve its policies and procedures with respect to data protection and privacy to ensure compliance with applicable laws, rules and regulations, if SharpLink’s privacy or data security measures fail to comply with applicable current or future laws and regulations, SharpLink may be subject to fines, litigation, regulatory investigations, enforcement notices requiring it to change the way it uses personal data or its marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Compliance with data protection and privacy laws and regulations will become more complex, time intensive and costly as SharpLink grows, particularly when it begins to rely on the movement of data across national boundaries.

SharpLink may face claims for data rights infringement, which could subject it to monetary damages.

Although SharpLink has generally adopted measures to avoid potential infringement of third-party data rights in the course of its operations, ownership of certain data rights is not always clear in certain jurisdictions SharpLink may operate in, particularly in “gray” jurisdictions which are presently unregulated or partially regulated. Should SharpLink face claims for illegal data rights sources or should it inadvertently infringe on another company’s data rights in any jurisdiction, it could be subject to claims of infringement, which could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of its business, and it may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on SharpLink’s business, prospects, financial condition and results of operations.

Risks Related to SharpLink’s Technology, Intellectual Property and Infrastructure

SharpLink’s failure to protect or enforce its proprietary and intellectual property rights, including its unregistered intellectual property, and the costs involved in such protection and enforcement could harm its business, financial condition, results of operations and prospects.

SharpLink relies on database, trademark, trade secret, confidentiality and other intellectual property protection laws to protect its rights. Circumstances outside its control could pose a threat to its intellectual property rights. Effective intellectual property protection may not be available in the U.S. or other countries in which SharpLink intends to operate its business. Also, the efforts SharpLink has taken to protect its intellectual property rights may not be sufficient or effective, and any significant impairment of its intellectual property rights could harm its business or ability to compete. For example, it may not always have been possible or commercially desirable to obtain registered protection for SharpLink’s products, software, databases or other technology and, in such situations, SharpLink relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. As such, if SharpLink is unable to protect its proprietary offerings via relevant laws or contractual exclusivity, technology and features, competitors may copy them. Additionally, protecting SharpLink’s intellectual property rights is costly and time-consuming. Any unauthorized use of its intellectual property or disclosure of its confidential information or trade secrets could make it more expensive to do business, thereby harming its operating results. Furthermore, if SharpLink is unable to protect its intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of its brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic its product offerings and services. Any of these events could seriously harm SharpLink’s business, financial condition, results of operations and prospects.

SharpLink currently does not hold any patents, which means its technology, products and services are susceptible to copying. The fact that SharpLink currently does not hold any patents also means third parties may claim patent rights over its technology, products and services and may bring infringement proceedings in respect of the same. Any pending and future trademark or patent applications may not be approved. In any of these cases, SharpLink may be required to expend significant time and expense to prevent infringement of or to enforce its rights, and it may fail to enforce its rights which may have a material adverse effect on its business. Notwithstanding SharpLink’s intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to it and compete with its business.

SharpLink may face claims for intellectual property infringement, which could subject it to monetary damages or limit it in using some of its technologies or providing certain solutions.

Although SharpLink has generally adopted measures to avoid potential infringement of third-party intellectual property rights in the course of its operations, it may not be successful in ensuring all components of its platform have proper authorization. Additionally, the legal position in all jurisdictions in relation to the ownership and permitted use of sports data and databases is subject to change. This area may receive additional focus in the U.S. after the overturning of federal restrictions on sports betting under PASPA, thus giving individual states the power to legalize sports betting.

SharpLink cannot be certain that its current uses of data from publicly available sources (including third party websites) or otherwise, which are not known to infringe or misappropriate third party intellectual property today, will not result in claims for infringement or misappropriation of third party intellectual property in the future. Intellectual property infringement claims or claims of misappropriation against SharpLink could subject it to liability for damages and restrict it from providing solutions or require changes to certain solutions and technologies. Claims of infringement or misappropriation of a competitor’s or other third party’s intellectual property rights, regardless of merit, could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of its business, and it may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on SharpLink’s business, prospects, financial condition and results of operations.

SharpLink relies on information technology and other systems and platforms, including its data center and Amazon Web Services and certain other third-party platforms, and failures, errors, defects or disruptions therein could diminish SharpLink’s brand and reputation, subject it to liability, disrupt its business, affect its ability to scale its technical infrastructure and have a material adverse effect on its operating results and growth prospects. SharpLink’s product offerings and other software applications and systems, and certain third-party platforms that it uses could contain undetected errors or errors that it fails to identify as material.

SharpLink’s technology infrastructure, including Amazon Web Services and certain other third-party platforms, is critical to the performance of its product and service offerings and to client satisfaction. Consequently, SharpLink may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of its direct control. The performance and availability of Amazon Web Services with the necessary speed, data capacity and security for providing reliable access and services can affect the delivery, availability and performance of its services. Decisions by the owners and operators of the data centers where SharpLink’s cloud infrastructure, Amazon Web Services, is deployed to terminate its contracts, discontinue services to it, shut down operations or facilities, increase prices, change service levels, limit bandwidth or prioritize the traffic of other parties could also affect the delivery, availability and performance of SharpLink’s services.

SharpLink’s devotes significant resources to network and data security to protect its systems and data. However, SharpLink’s systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to its business. SharpLink cannot assure you that absolute security will be provided by the measures it takes to: prevent or hinder cyber-attacks and protect its systems, data and user information; to prevent outages, data or information loss and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. SharpLink may experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions have not had a material impact on SharpLink, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with its computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could have a material adverse effect on SharpLink’s business, financial condition, results of operations and prospects.

Additionally, SharpLink’s service and product offerings may contain errors, bugs, flaws or corrupted data that it has not detected, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of SharpLink’s systems. Additionally, SharpLink has detected certain errors, bugs and flaws in its product and service offerings, and has judged them to be immaterial. If SharpLink has misjudged the materiality of such errors, bugs and flaws, its business could be harmed. If a particular product offering is slower than they expect, clients may be unable to use SharpLink’s product and services offerings as desired and may be less likely to continue to use SharpLink’s product and services offerings, if at all. Furthermore, programming errors, defects and data corruption could disrupt SharpLink’s operations, adversely affect the experience of SharpLink’s clients and their customers, harm its reputation, cause SharpLink’s clients to stop utilizing its product and service offerings, divert its resources or delay market acceptance of its product and service offerings, any of which could result in legal liability to it or harm its business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish SharpLink’s brand and reputation, subject it to liability, disrupt its business and adversely affect its operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

As SharpLink continues to grow and expand its business, SharpLink will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy its needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of SharpLink’s product and service offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after SharpLink has started to fully use the underlying equipment or software, that could further degrade the user experience or increase its costs. As such, SharpLink could fail to continue to effectively scale and grow its technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel, and service providers) could result in an inability to scale its services to meet business needs, system interruptions, degradation of service, or operational mistakes. SharpLink’s business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the COVID-19 pandemic) or other catastrophic events.

SharpLink believes that if its clients or their customers have a negative experience with respect to its product and service offerings, or if its brand or reputation is negatively affected, clients may be less inclined to continue or resume utilizing its product and service offerings or to recommend its product and service offerings to other potential clients. As such, a failure or significant interruption in its service could harm its reputation, its business, financial condition, results of operations and prospects.

Despite SharpLink’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of SharpLink’s operations and the services it provides to clients, damage to its reputation, and a loss of confidence in its products and services, each of which could adversely affect its business, financial condition, results of operations and prospects.

The secure maintenance and transmission of information is a critical element of SharpLink’s operations. SharpLink’s information technology and other systems that maintain and transmit information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of its network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees, or the actions or inactions of a third-party service provider or business partner. As a result, SharpLink’s information may be lost, disclosed, accessed or taken without consent. SharpLink has experienced attempts to breach its systems and other similar incidents in the past. The data industry is a particularly popular target for malware attacks. SharpLink expects that it will continue to be subject to attempts to gain unauthorized access to or through its information systems or those it develops for its clients, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on SharpLink’s operations or financial results, but SharpLink cannot provide assurance that it will not have a material impact in the future, including by overloading its systems and network and preventing its product offering from being accessed by legitimate users through the use of ransomware or other malware.

SharpLink relies on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. SharpLink’s security measures, and those of its third-party service providers, may not detect or prevent all attempts to breach its systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by its websites, networks and systems or that SharpLink or such third parties otherwise maintain, including certain confidential information, which may subject SharpLink to fines or higher transaction fees or limit or terminate its access to such confidential information. SharpLink and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against SharpLink or its third-party service providers.

Furthermore, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by SharpLink’s employees or by third parties. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that SharpLink’s systems are insecure. These risks may increase over time as SharpLink’s increases the number of clients and the complexity and number of technical systems and applications it uses and employees it has also increases. Breaches of SharpLink’s security measures or those of its third-party service providers or cybersecurity incidents may result in: unauthorized access to its sites, networks and systems; unauthorized access to and misappropriation of information, including personally identifiable information, or other confidential or proprietary information of SharpLink or third parties; viruses, worms, spyware, ransomware or other malware being served from SharpLink’s sites, networks or systems; deletion or modification of content or the display of unauthorized content on its sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In addition, the sports betting and online gaming industries have experienced and may continue to experience social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks. To date, SharpLink has not experienced a security breach material to its business; however, such breaches could in the future have a material adverse effect on its operations. If any of these breaches of security should occur and be material, SharpLink’s reputation and brand could be damaged, its business may suffer, it could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and it could be exposed to a risk of loss, litigation or regulatory action and possible liability. SharpLink cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause SharpLink to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

Any compromise or breach of SharpLink’s security measures, or those of its third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in SharpLink’s security measures, which could have a material adverse effect on its business, financial condition, results of operations and prospects. SharpLink continues to devote significant resources to protect against security breaches or it may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of its business.

SharpLink uses third-party open source software components and failure to comply with the terms of the underlying open source software licenses could restrict its ability to provide its product and service offerings.

SharpLink uses software components licensed to it by third-party authors under “open source” licenses, which we refer to as Open Source Software. Use and distribution of Open Source Software may entail greater risks than use of third-party commercial software, as licensors of Open Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open Source Software may make it easier for others to compromise SharpLink’s product and service offerings.

Some licenses for Open Source Software contain requirements that SharpLink makes available source code for modifications or derivative works it creates, or grants other licenses to its intellectual property, if it uses such Open Source Software in certain ways. If SharpLink combines its proprietary software with Open Source Software in a certain manner, it could, under certain licenses for Open Source Software, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of SharpLink’s source code, it could be required to expend substantial time and resources to re-engineer some or all of its proprietary software.

Although SharpLink periodically reviews its use of Open Source Software to avoid subjecting its product and service offerings to conditions it does not intend, the terms of many licenses for Open Source Software have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on SharpLink’s ability to provide or distribute its product or service offerings. From time to time, there have been claims challenging the ownership of Open Source Software against companies that incorporate Open Source Software into their solutions. SharpLink could be subject to lawsuits by parties claiming ownership of what it believes to be Open Source Software. Moreover, SharpLink cannot assure you that its processes for controlling its use of Open Source Software in its product and service offerings will be effective. If SharpLink is held to have breached or failed to fully comply with all the terms and conditions of an Open Source Software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its product and service offerings on terms that are not economically feasible, to find replacement software, to discontinue or delay the provision of its product and service offerings if replacement cannot be accomplished on a timely basis or to make generally available, in source code form, SharpLink’s proprietary software, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Risks Related to SharpLink’s Financial Condition

SharpLink has a history of losses and may not be able to achieve or sustain profitability in the future.

SharpLink has a history of incurring net losses, and it may not achieve or maintain profitability in the future. SharpLink has experienced net losses of approximately $1.14 million and $0.3 million for the years ended December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, SharpLink had an accumulated deficit of approximately $2.7 million. While SharpLink has experienced growth in revenue, it cannot predict when or whether it will reach or maintain profitability. SharpLink also expects its operating expenses to increase in the future as it continues to invest for its future growth, which will negatively affect its results of operations if its total revenue does not increase.

If SharpLink is unable to increase its revenues or its operating costs are higher than expected, it may not be able to achieve profitability and its operating results may fluctuate significantly.

SharpLink may not be able to accurately forecast its revenues or future revenue growth rate. Many of its expenses, particularly personnel costs and occupancy costs, are relatively fixed, but it may experience higher than expected operating costs, including increased selling and marketing costs, investments in geographic expansion, acquisition costs, communications costs, travel costs, software development costs, professional fees and other costs. As a result, it may not be able to adjust spending quickly enough to offset any unexpected increase in expenses or revenue shortfall. Increased competition could lead to significant price pressure for the products and services SharpLink provides, which could make profitability even more challenging. Such competition may also mean SharpLink loses access to certain data if a third party is granted exclusivity over such data. If operating costs exceed SharpLink’s expectations and cannot be adjusted accordingly, its results of operations and financial position could be materially and adversely affected. Additionally, SharpLink may not be able to sustain its current revenue and any revenue growth. Reduced demand, whether due to a weakening of the global economy, reduction in consumer spending, competition or other reasons, may result in decreased revenues and growth, and a material adverse effect on its operating results. SharpLink’s projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations. As a result, SharpLink’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

SharpLink will likely require additional capital to support its growth plans and such capital may not be available on reasonable terms or at all. This could hamper SharpLink’s growth and have a material adverse effect on its business.

SharpLink will likely require significant funds to support its business growth and to respond to business challenges, track and comply with applicable laws and regulations, develop new technology and services or enhance its existing offering, improve its operating infrastructure, enhance its information security systems to combat changing cyber threats and expand personnel to support its business. Accordingly, SharpLink may need to engage in equity or debt financings to secure additional funds. SharpLink’s ability to obtain additional capital, if and when required, will depend on its business plans, investor demand, operating performance, market conditions, credit rating and other factors. If SharpLink raises additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of its currently issued and outstanding equity or debt, and its existing shareholders may experience dilution. If SharpLink is unable to obtain additional capital when required, or on reasonable terms, its ability to continue to support its business growth or to respond to business opportunities, challenges or unforeseen circumstances could be materially and adversely affected, and its business may be harmed.

Risks Related to the Combined Company

Due to the change in the management, ownership and asset structure and location of MTS as a result of the Transaction, it is currently expected that the combined company will cease to be a “foreign private issuer,” which would subject the combined company to increased regulatory requirements under the U.S. securities laws and would subject the combined company’s affiliates to the beneficial ownership reporting, short-swing trading and other requirements of Section 16 of the Exchange Act.

MTS currently qualifies as a foreign private issuer, as defined under the Exchange Act.  As a foreign private issuer, MTS is permitted by the SEC to file an annual report on Form 20-F and copies of certain home country materials on Form 6-K in lieu of filing annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K; MTS is exempt from SEC proxy statement requirements and certain SEC tender offer requirements; MTS is permitted to sell securities outside the United States without resale restrictions under the Securities Act; U.S. holders of MTS restricted securities may resell such securities to persons outside the United States who receive such securities without resale restrictions under the U.S. Securities Act and MTS’s affiliates are exempt from Section 16 of the Exchange Act. It is currently expected that due to the change in the management, ownership and asset structure and location as a result of the transaction, the combined company will cease to be a foreign private issuer and cease to be eligible for the foregoing exemptions and privileges effective January 1, 2023 (assuming the Transaction is consummated in the third quarter of 2021). We expect that any loss of our status as a foreign private issuer would have an adverse effect on the cost of our compliance with U.S. securities law requirements and on the ability of U.S. holders of our restricted securities to resell such securities outside the United States.  In addition, the combined company would become subject to the beneficial ownership reporting, short-swing trading and other requirements of Section 16 of the U.S. Securities Exchange Act.

Maintaining and improving the combined company’s financial controls and the requirements of being a public company may strain the combined company’s resources, divert management’s attention and affect its ability to attract and retain qualified board members.

As a public company, the combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and Nasdaq rules. The requirements of these rules and regulations will impact the combined company’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and place strain on its personnel, systems and resources. As noted above, it is expected that as a result of the Transaction, the combined company will cease to be a “foreign private issuer.” Therefore, under the Exchange Act the combined company will be required to initially be required to file annual and current reports and once it loses its foreign private issues status will be required to file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. Ensuring that the combined company will have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. We do not expect that the combined company will have an internal audit group, and the combined company may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to the combined company’s internal controls may require specific compliance training for the combined company’s directors, officers and employees, entail substantial costs, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of the combined company’s internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase the combined company’s operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for the combined company to produce reliable financial reports and are important to help prevent fraud.

In accordance with Nasdaq rules, unless it is eligible for an exemption, the combined company will be required to maintain a majority of independent directors on the board. The various rules and regulations applicable to public companies make it more difficult and more expensive for the combined company to maintain directors’ and officers’ liability insurance, and the combined company may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If the combined company is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.

We expect that the rules and regulations applicable to public companies will result in the combined company incurring substantial legal and financial compliance costs. These costs will decrease the combined company’s net income or increase its net loss and may require it to reduce costs in other areas of its business.

If the combined company is required to write down goodwill and other intangible assets relating to MTS’ legacy business, the combined company’s financial results would be negatively affected.

For accounting purposes, SharpLink is considered to be acquiring the Company in connection with the Transaction since, among other reasons, upon completion of the Transaction, SharpLink’s current shareholders will collectively hold a majority of the outstanding Ordinary Shares of the Company, directors designated for election by SharpLink will constitute the Company’s board of directors, and SharpLink employees will be appointed as officers of the combined company. Under the acquisition method of accounting, the purchase price paid by SharpLink in the Transaction is allocated to the Company’s underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. Under this method, the parties expect that a significant portion of the purchase price paid by SharpLink will be allocated to goodwill. It is expected that more than 90% of the purchase price of the acquisition will be allocated to goodwill and other identifiable intangible assets. The amount that will be allocated to goodwill is expected to represent a significant portion of the combined company’s assets on its consolidated balance sheet.

Applicable accounting rules require that the combined company test the value of the goodwill asset booked in connection with the Transaction at least annually and potentially more frequently if the circumstances require.  An impairment in the value of the goodwill may result from, among other things, the performance of MTS’s business in a manner that will not be consistent with the assumptions of management, adverse market conditions, adverse changes in applicable laws or regulations, changes in the combined company’s strategies, disposals of assets and a variety of other factors. Under current accounting standards, if in the future the combined company determines the goodwill booked in connection with the Transaction is impaired, the combined company will be required to write down the value of the goodwill asset and record significant impairment losses. Any such write-down and losses would have a negative effect on the combined company’s financial results.

The management team of MTS will be replaced as part of the Transaction and the new directors and executive officers may not have the expertise or the capacity to effectively manage the combined company.

In accordance with the terms of the Merger Agreement with SharpLink, the directors and executive officers of SharpLink will become the directors and executive officers of the combined entity. The new directors and executive officers of SharpLink may not have the expertise or capacity to effectively manage the combined businesses after the Merger. If they are unable to operate the new combined businesses at a profit or if substantial costs are incurred in managing the merging of the businesses, either of such eventualities could materially and adversely affect our business, results of operations and financial condition.

If securities or industry analysts do not publish research or publish unfavorable research about the combined company’s business, its share price and trading volume could be adversely affected.

The trading market for the combined company’s securities will depend in part on the research and reports that securities or industry analysts publish about the combined company. The combined company may never obtain sufficient research coverage by securities and industry analysts. If no sufficient securities or industry analysts commence coverage of the combined company, the trading price for the combined company’s shares could be negatively impacted. If the combined company obtains sufficient securities or industry analyst coverage and if one or more of the analysts who covers it downgrades the combined company’s shares or publishes inaccurate or unfavorable research about the combined company’s business, its share price would likely decline. If one or more of these analysts ceases coverage of the combined company or fails to publish reports regularly, demand for the combined company’s shares could decrease, which could cause its share price and trading volume to decline.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on the combined company’s share price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require an annual management assessment of the effectiveness of our internal control over financial reporting. SharpLink is currently a private company with limited accounting personnel to adequately execute accounting processes and other supervisory resources with which to address internal control over financial reporting and, as a result, the combined company may experience difficulty in meeting these reporting requirements in a timely manner. To date, SharpLink has never conducted a review of internal controls over financial reporting for the purpose of providing the reports required by the Sarbanes-Oxley Act. During review and testing, the combined company may identify deficiencies and be unable to remediate them on a timely basis.

If the combined company fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If the combined company cannot in the future favorably assess the effectiveness of its internal control over financial reporting, investor confidence in the reliability of its financial reports may be adversely affected, which could have a material adverse effect on the combined company’s share price.

Sales of a substantial number of shares of the combined company in the public market by its existing shareholders could cause its share price to decline.

Sales of a substantial number of shares of the combined company in the public market, including shares that will be registered for resale under a registration statement that MTS undertook to file prior to the consummation of the Transaction, or the perception that these sales might occur, could depress the market price of its securities and could impair its ability to raise capital through the sale of additional equity securities. MTS is not able to predict the effect that sales may have on the prevailing market price of the combined company’s securities.

The combined company’s securities could be delisted from Nasdaq if it does not comply with Nasdaq’s listing standards.

Pursuant to Nasdaq rules, consummation of the Transaction requires the combined company to submit an initial listing application and, at the time of the consummation of the Transaction, meet all of the criteria applicable to a company initially requesting listing. While MTS and SharpLink intend to obtain listing status for the combined company and maintain the same, no guarantees can be made about the combined company’s ability to do so. If the combined company’s securities are delisted by Nasdaq, its securities may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for the combined company to raise additional capital through the public or private sale of equity securities and for investors to dispose of or obtain accurate quotations as to the market value of, the combined company’s securities. In addition, there can be no assurance that the combined company’s securities would be eligible for trading on any such alternative exchange or markets.

Future sales and issuances of the combined company’s Ordinary Shares or other securities or rights to purchase Ordinary Shares by it, including pursuant to its equity incentive plans, and future issuances or adjustments in connection with the MTS Preferred B Shares to be issued to Alpha Capital in connection with the Transaction could result in additional dilution of the percentage ownership of its shareholders and could cause its share price to decline.

The combined company will not be generally restricted from issuing additional Ordinary Shares or preferred shares that are included in its authorized but unissued share capital, including any securities that are convertible into or exchangeable for, or that represent the right to receive, such shares. The market price of the combined company’s Ordinary Shares could decline as a result of sales of shares or securities that are convertible into or exchangeable for, or that represent the right to receive, shares of the combined company or the perception that such sales could occur.

MTS expects that additional capital will be needed in the future to continue the combined company’s planned operations and growth and to fund the costs associated with operating as a public company. To the extent the combined company raises additional capital by issuing equity or convertible securities, its existing shareholders may experience substantial dilution. The combined company may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions at prices and in a manner determined from time to time by its board of directors. If the combined company sells Ordinary Shares, convertible securities or other equity securities, investors may be materially diluted. Such sales may also result in material dilution to its existing shareholders, and new investors could gain rights superior to its existing shareholders.

In addition, the combined company may grant or provide for the grant of rights to purchase shares of its Ordinary Shares pursuant to the combined company’s equity incentive plans, including the New Equity Plan that is presented for approval by MTS’s shareholder at the Meeting. Increases in the number of shares available for future grant or purchase pursuant to the combined company’s equity incentive plans may result in additional dilution, which could cause the combined company’s share price to decline.

Moreover, in connection with the Transaction, Alpha Capital will receive MTS Preferred B Shares that are entitled, among other rights, to an 8% annual dividend for a period of two years, that may be paid in cash or in MTS Preferred A-1 Shares and to anti-dilution protection in the event the combined company issues Ordinary Shares or other securities convertible into Ordinary Shares at a price per share lower than the price per share of the MTS Preferred B Shares, subject to certain exceptions. Any future issuances of Preferred A-1 Shares as dividends or adjustments to the conversion rate of the Preferred B Shares as a result of future issuances of equity by the combined company, will result in additional dilution, which could cause the combined company’s share price to decline.

The combined company does not anticipate paying any cash dividends on the combined company’s Ordinary Shares in the foreseeable future.

Neither MTS nor SharpLink have ever declared or paid cash dividends on their respective share capital. Neither MTS nor SharpLink anticipate paying any cash dividends on the combined company’s Ordinary Shares in the foreseeable future. It is anticipated that the combined company will retain all available funds and any future earnings to fund the development and growth of its business. As a result, capital appreciation, if any, of the combined company’s Ordinary Shares will be the combined company’s shareholders’ sole source of gain for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information set forth or incorporated by reference into this prospectus, contains statements that constitute forward-looking information statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the expected timetable for completing the Transaction, the satisfaction or waiver of any conditions to the closing of the Transaction, anticipated benefits, growth opportunities and other events relating to the Transaction, the Company’s, SharpLink’s and the combined company’s plans, objectives and expectations for future operations, including its projected results of operations and in statements containing words such as “believes,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should,” or “would” or other similar words or phrases. These statements, which are based on information currently available to MTS, are not guarantees and involve risks and uncertainties that could cause actual results to materially differ from those expressed in, or implied by, these statements, including those described under “Risk Factors” and in MTS’s filings with the SEC that are incorporated herein by reference. We cannot guarantee any future results, including with respect to the Transaction. Readers should not place undue reliance on forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this prospectus or elsewhere, except as required by law.

ABOUT SHARPLINK

Overview

SharpLink is a business-to-business, or B2B, provider of advanced technology that seamlessly connects sports fans with online sports betting bookmakers, which it refers to as its Affiliate Marketing Services, and a leading U.S. provider of free to play games and betting feed integrations, which it refers to as its Sports Gaming Client Services.

SharpLink’s Affiliate Marketing Services business focuses on acquiring sports fans through SharpLink’s partnerships with professional sports leagues, large sports media websites and its own network of related sports websites, bringing them highly relevant and timely sports betting content. Specifically, SharpLink’s analytical software tools allow it to collect data on sports fans, intelligently connect those fans with personally relevant sports betting offers, and convert the sports fans into paying customers for online bookmakers.  SharpLink’s vision is to be the leader in the emerging U.S. sports gaming and betting markets by developing advanced technology that seamlessly connects sports fans with online sports bookmakers.

SharpLink’s Sports Gaming Client Services business has been providing custom development, hosting and management services for free-to-play games and prize-winning contests for major sports leagues and media companies for over 15 years.  In addition to its traditional games development business, SharpLink has developed and deployed betting integration services for major leagues in the U.S. By leveraging its technology and building on its current client relationships, SharpLink believes it is well positioned to earn a leadership position in the rapidly evolving sports betting industry by delivering high-value users to gaming operators.

Founded in 2019, SharpLink’s management team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies such as ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others.  SharpLink’s current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by its Chief Operating Officer. STI was acquired by SharpLink’s parent company, SportsHub, in 2016. In November 2020, SportsHub spun-off and SharpLink subsequently acquired STI in an all-stock transaction. SharpLink’s Client Services division is based in Collinsville, Connecticut and employs 17 developers and sales personnel.

SharpLink’s Businesses

Affiliate Marketing Services

Over the last three years, SharpLink has developed and launched its sports betting conversion platform, which is fully-licensed and compliant in five states where online sports betting is currently legal in the United States (see “–Government Regulations”). This technology-enabled platform is designed to analyze a broad base of information on sports fans, intelligently learn from this data and deliver the most advanced targeting solutions to the sports betting market. SharpLink’s technologies and solutions eliminate the need for multiple Application Programming Interface, or API, integrations with individual sportsbooks and work with SharpLink’s clients’ existing sports data providers to make their sites fully-transactional betting online destinations. SharpLink’s platform gains insight on the strongest markets from deep learning across the entire network in order to deliver the right message to the right person at the right time. As such, SharpLink provides technological solutions for its platform and its clients that can generate significant additional revenue streams while reducing the need for building internal development and integration teams.

For instance, SharpLink created a fully-contextualized experience within SportsHub Game Network’s Daily Fantasy Sports and High Stakes Fantasy Football games.  The contextual bet placements allowed users to become acclimated to new betting opportunities without leaving their fantasy team environment. This resulted in exponentially higher conversion rates versus ads previously run, and a snowball momentum effect for response rates as the season progressed. With a deep product and service suite and the ability to develop custom solutions for its partners, SharpLink is actively pioneering frictionless betting technology and onboarding services to enable next-generation connections between league content, media properties and sportsbooks. With these integrated solutions that connect, cultivate and convert passionate sports fans to sports bettors, SharpLink seeks to deliver entertainment, fun and meaningful information alongside rich, resonating content to further connect sports fans with sports betting opportunities that specifically appeal to their unique betting preferences.

Sports Gaming Client Services

SharpLink’s Sports Gaming Client Services division designs, develops, tests, hosts and manages games for a licensing fee.  SharpLink also integrates sports betting markets for major league and media clients for a licensing fee.

SharpLink’s experience and expertise in both free-to-play fantasy games and sports betting make it easy for its clients to reach their users in multiple ways, from traditional fantasy games to full geo-targeted betting integrations.

By way of example, SharpLink created and seamlessly integrated a custom live betting module on the homepage of NASCAR.com, geo-targeting NASCAR.com users with multiple betting opportunities for each weekly race within an intuitive platform.  By using SharpLink, NASCAR is able to provide its audience with a weekly, dynamic, real-time betting experience.

SharpLink also holds longstanding free-to-play game development agreements with some of the biggest names in sports including Turner Sports, NBA, NHL, NFL, PGA Tour and the Women’s Tennis Association (WTA).  SharpLink is also currently pursuing new business arrangements with some of the top professional sports leagues and media companies in the United States.

SharpLink’s Sports Gaming Client Services division specializes in helping sports media companies and league operators develop strategies, products and innovative solutions to drive deep, sustainable customer engagement with highly interactive games and mobile applications.

Business Model and Growth Strategy

SharpLink’s management believes the company is well positioned to help established sports brands connect with the sports betting ecosystem, maximizing user engagement, data insights and monetization.  The following is a summary of SharpLink’s business model and growth strategy.

Frictionless Betting Technology

SharpLink’s management believes that the company has developed an industry leading, cost-effective and automated user conversion management system that makes it easy for gaming operators and publishers to acquire and scale sports betting customers. The system drives low-cost conversion of fantasy sports users and general sports fans into sports bettors. SharpLink’s platform allows it to make most websites fully transactional betting sites without having to build internal teams to engineer custom technical integrations that cost time and money. Once implemented, SharpLink’s technology identifies the relevant sport, teams and players and then matches a user’s personal data to establish a relationship with a sportsbook before it serves a betting offer. Through its relationships with multiple sportsbook partners, SharpLink manages constantly changing betting markets and displays bets best matched to the content and the user.

As an example, if a sports fan is on a sports-related website and SharpLink learns as a result of his online patterns that he likes football, he is a fan of the Tampa Bay Buccaneers and his favorite player is Tom Brady, then SharpLink’s technology, in conjunction with the online bookmakers, can offer this sports fan a bet that Tom Brady will throw a touchdown on the first drive of the second half in that afternoon’s game. Clearly, this bet offer would have more relevance to this specific sports fan than if he were offered a bet on Patrick Mahomes of the Kansas City Chiefs scoring a touchdown on the first drive while playing the Philadelphia Eagles. These customized, contextual offers are generated automatically and dynamically and are embedded within website content for frictionless activation, thereby removing the need for ongoing maintenance and parsing of each sportsbook in order to automate the delivery of real-time creative across multiple channels.

SharpLink’s management believes that this level of customized, user-relevant bets gives its technology a competitive advantage in the marketplace, and will allow SharpLink to convert more sports fans into sports bettors, thereby increasing revenue for both itself and its partners.

Sports Betting Data Services

As part of its frictionless betting technology platform, SharpLink works closely with a wide range of industry leading sportsbooks to ingest, normalize, and monitor their betting markets; and then provides an API to give partners near real-time access to the latest betting markets and their prices. Additionally, SharpLink manages the ongoing updates to these APIs and markets, removing the technical headache of changing and evolving specifications in a fast-moving industry. Every market ingested from a sportsbook is presented with additional market metadata enabling partners to quickly cross-reference similar markets across different operators and removing the need for them to parse and map new and changing market names for each sportsbook. Every betting market is also cross-referenced to the relevant sporting entity, allowing SharpLink’s clients to access every market for Tom Brady, for example, in just one API call. SharpLink’s technologies remove the need for developers to parse and understand these sporting relationships across multiple sports, instead enabling them to leverage existing data sources, such as Sportradar, to automatically select the right markets.

SharpLink’s Betting Data Services are currently being licensed by NASCAR and the PGA Tour.  Several other major league and media companies are in active discussions to license SharpLink’s service and looking forward, SharpLink’s management expects this service offering could provide the basis for implementing full affiliate relationships when the market matures.

Free-To-Play Games Development

Through its Sports Gaming Client Services division, SharpLink specializes in enabling sports media companies to drive deep customer engagement with interactive games and mobile applications. SharpLink designs, develops, tests, hosts and manages these games and applications for a licensing fee. SharpLink has established relationships with the NBA, Turner Sports, NASCAR, PGA Tour, NHL, and Minnesota Vikings; and is pursuing new business arrangements with some of the top professional sports leagues and media companies in the U.S. In 2020, SharpLink supported more than 2.5 million active users with 58 total projects launched across all of its league partners. SharpLink’s long-term strategy is to leverage these relationships to integrate and bundle its frictionless betting technology to maximize conversion of users from free-to-play to sports betting.

Sales and Revenue

SharpLink derives revenue from several sources, including:

•
Software-as-a-Service (“SaaS”) Fees:  SharpLink enters into fee-based contracts for the development, hosting, operations, and maintenance of games and contests. These contracts generally provide for a term of one year, with renewal terms thereafter as agreed to by the parties.

•	Revenue Share: On revenue share agreements, SharpLink receives a portion of the revenues that a partner sportsbook operator generates as a result of a player playing on their site.

•
Cost Per Acquisition:  On cost per acquisition, or CPA, agreements, SharpLink receives a one-time fee for each player who deposits money on the partner sportsbook operator website. The fee is negotiated with each of SharpLink’s partner sportsbook operators at the time of contracting.

•	Fixed Fees: SharpLink receives a fixed fee in exchange for providing sports betting data (e.g. betting lines) feeds to its client.

Growth Opportunities

SharpLink intends to utilize multiple levers for growth with existing clients, as well as ongoing client and partner acquisition strategies, as follows:

•
Growth of U.S. Sports Betting Market.  SharpLink’s growth prospects depend in large part on continuing legalization of sports betting across the United States. As of June 2021, 25 U.S. states and Washington, D.C., have passed measures to legalize sports betting, of which 21 states have launched active sports betting industries with 14 states allowing mobile sports betting. This trend is expected to continue. SharpLink also has a forward-looking gaming licensing strategy. SharpLink already holds necessary licenses from gaming regulators in five U.S. states and plans to be licensed as required in all states that legalize sports betting.

•
Technology and Product Development.  Continued development in the breadth of SharpLink’s technology and services means that it expects to expand the number of partners it works with, as well as the number of products it offers to existing and new clients. SharpLink believes this will enable the company to further build long-term, sticky relationships with its partners.

•
Strategic Acquisitions.  SharpLink intends to seek acquisition opportunities that it believes will provide long-term value to its shareholders. While a primary area of focus is expected to be on smaller, complementary technology companies that enhance and expand its product and technology offerings, SharpLink will seek to develop an active pipeline of larger, more transformational opportunities.  SharpLink does not have any agreements for acquisition at the current time, and there is no guarantee that it will ultimately close any acquisitions in the future.

•	New Markets. As other nascent industries such as iGaming grow, SharpLink will have the opportunity to leverage its technology and existing distribution to expand its offerings into new verticals.

Intellectual Property and Technology

Intellectual Property

Intellectual property rights are important to the success of SharpLink’s business. SharpLink relies on a combination of database, trademark, trade secret, confidentiality and other intellectual property protection laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its database, proprietary technology, software, know-how and brand. In the United States, SharpLink has filed trademark applications, currently hold several trademarks and domain names and, in the future, it may acquire patents, additional trademarks and domain names. SharpLink has also entered into license agreements, data rights agreements and other arrangements with sports organizations for rights to collect and supply their sports data.  These agreements typically have terms of several years and are subject to renewal or extension.  As of April 30, 2021, SharpLink owns one registered trademark in the United States and 14 domain-name registrations.

It has not always been, and in the future may not be, possible or commercially desirable to obtain registered protection for SharpLink’s products, software, databases or other technology. In such situations, SharpLink relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. SharpLink uses Open Source Software in its services and periodically reviews its use of Open Source Software to attempt to avoid subjecting its services and product offerings to conditions SharpLink does not intend to impose on them.

SharpLink controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients and partners. SharpLink requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements, and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. SharpLink’s policy is to require all of its employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on its behalf and under which they agree to protect its confidential information. In addition, SharpLink generally enters into confidentiality agreements with its clients and partners.

Sports Betting Conversion Technology

SharpLink gathers a wide range of sporting data, from official data providers and sportsbooks, via their official API channels. Once gathered, SharpLink reshapes those data feeds into a standardized SharpLink format and supplements the feed with additional metadata enabling its clients to understand the context of any given bet, without needing to understand the naming conventions used by each sportsbook. This standardization is, for the most part, done automatically within SharpLink’s systems; but is additionally supplemented and error checked by an operations team to ensure high integrity and availability of metadata.

Using Natural Language Processing, SharpLink is then able to extract relevant sporting entities (such as players and teams) from each sportsbook market – linking each market to a canonical reference entity and allowing its clients to seamlessly integrate sports betting content into their existing systems.

SharpLink’s cloud-based, horizontally scaling delivery systems then distribute this content through GraphQL and JavaScript layers, offering both visual components that are embedded directly within its clients’ websites, and a low latency data feed for clients to ingest directly.

SharpLink’s JavaScript components offer a wide range of market presentations, targeting the most effective sports props to the user. This recommendation system leverages its tracking database, coupled with machine learning/artificial intelligence (“MI/AI”) methods to make timely, highly effective recommendations across its network based on modelled user preferences. Each module can be styled to suit the particular branding requirements of the client, with new content iterations being constantly upgraded and released across SharpLink’s network of clients.

Sports Gaming Client Technology

The Client Services teams are focused on building compelling free-to-play fantasy sports games for major sports leagues and media partners. SharpLink believes these games will play an important role in the conversion funnel to creating sports bettors.

The Client Services team has a large collection of game engines including brackets, prop-style questions, salary cap, and many more. SharpLink uses the right mix of technologies for each application, building on its previous work and enabling new functionality. SharpLink is continuing to explore new technologies throughout its entire stack, whether it is new JavaScript framework or a new database engine to enable a unique new feature. SharpLink’s applications are fully cloud-native, containerized and optimized to scale to support events with national audiences comprising millions of fans.

U.S. Sports Betting Industry and SharpLink Opportunity

U.S. Sports Betting Industry

Prior to May 2018 in the United States, the Professional and Amateur Sports Protection Act of 1992, or PASPA, restricted the ability of individual states to legalize sports betting.  However, in May 2018, the U.S. Supreme Court ruled that PASPA violated the United States Constitution.  As a result of the Supreme Court’s decision, the federal restrictions on sports betting under PASPA were no longer enforceable, giving individual states the power to legalize sports betting. Since PASPA was overturned, 25 states and Washington, D.C. are now offering legalized sports betting. Another five states have enacted sports betting legislation, which is not yet effective, and an additional 14 states have either pending sports betting legislation or are considering introducing sports betting bills at their state legislatures. SharpLink expects additional states to legalize sports betting in the coming years, which will further grow the U.S. sports betting market. The American Gaming Association forecasts that 75% of the U.S. population will have some form of regulated sports betting available to it by 2023. This rapid expansion of legalized sports betting is projected to result in a shift of over $150 billion in bets moving from offshore to the U.S. in the coming years. In an online March 2021 U.S. survey conducted by Statista, a leading provider of market and consumer data, the results revealed that 74% of survey respondents defined themselves as sports fans.  Moreover, the Fantasy Sports Trade Association, or FSTA, reported that in 2018 there were 59.3 million fantasy sports players in the U.S. and Canada. FSTA also published research statistics reflecting that 80% of fantasy sports users plan to participate in legalized sports wagering while continuing to play fantasy sports.

Morgan Stanley estimates that the online sports betting market will generate over $9.2 billion in annual net gaming revenue, or NGR, in the U.S. alone by 2025.  SharpLink estimates that 30% of NGR will be paid out by sportsbook operators for affiliates services, leading to a $2.76 billion affiliate market opportunity. According to internal research, an estimated $20 billion has already been invested in acquisitions and partnerships by gaming operators, sports leagues and media companies as the industry rapidly expands and prepares for betting growth in the U.S.

Competition

A number of businesses exist in the markets in which SharpLink operates – namely the B2B provision of sports data-driven technology and related services to sports and betting companies. These businesses generally fall into three categories: small companies with some similar products but with minimal distribution; companies that acknowledge official rights but lack meaningful scale; and genuine competitors that offer similar products and services to the same target clients.  SharpLink considers its most direct and relevant competitors to be Catena Media, Bettor Collective, Genius Sports, Sportradar, Fresh8Gaming (recently acquired by Sportradar) and MetaBet.

In its sports gaming betting services business, SharpLink and one or more of its competitors will often simultaneously serve the same clients. SharpLink’s competitors have their own portfolio of technology products and services, and sportsbooks rarely agree to have exclusive agreements with just one provider as this prevents them from offering a broad range of solutions, placing them at a competitive disadvantage.  These dynamics result in a highly competitive industry.

SharpLink believes that the principal differentiating factors in the sports data industry include the breadth and depth of sports data rights, reliability of key services, relationships with sportsbooks and leagues, ease of integration and scalability. SharpLink’s products, services, experience, industry relationships and corporate culture allow it to compete effectively across all these factors.  By delivering what SharpLink believes is an unprecedented level of user engagement and stickiness for its valued clients made possible by its proprietary technology platform, SharpLink helps its clients to reduce their customer acquisition costs and achieve significantly higher customer lifetime values.

Government Regulations

SharpLink operates in various jurisdictions and its business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which it operates. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

SharpLink has a progressive licensing strategy. SharpLink is currently authorized to provide sports betting services in New Jersey (by the New Jersey Division of Gaming Enforcement), in Colorado (by the Colorado Division of Gaming), in Indiana (by the Indiana Gaming Commission), in West Virginia (by the West Virginia Lottery Commission), and in Pennsylvania (by the Pennsylvania Gaming Control Board). SharpLink is also currently pursuing new licensing arrangements in Tennessee, Michigan, and Virginia. SharpLink plans to obtain necessary licensure in all states that have legalized sports betting and actively monitors legislation across all U.S. states in order to move quickly into new jurisdictions.

Among others, applicable laws include those regulating privacy, data/cyber security, data collection and use, cross-border data transfers, advertising regulations and/or sports betting and online gaming laws and regulations. These laws impact, among other things, data collection, usage, storage, security and breach, dissemination (including transfer to third parties and cross-border), retention and destruction. Certain of these laws provide for civil and criminal penalties for violations.

The data privacy and collection laws and regulations that affect SharpLink’s business include, but are not limited to:

•	U.S. federal, state and local data protections laws such as the Federal Trade Commission Act and similar state laws;

•
state data breach laws and state privacy laws, such as the California Consumer Privacy Act, the California Consumer Privacy Rights Act, and the Stop Hacks and Improve Electronic Data Security Act of New York; and

•	other data protection, data localization and state laws impacting data privacy and collection.

Other regulations that affect SharpLink’s business include:

•	U.S. state laws regulating sports betting and online gaming and related licensing requirements;

•	laws regulating the advertising and marketing of sports betting, including but not limited to the U.S. Federal Trade Commission Act;

•
laws and regulations relating to antitrust, competition, anti-money laundering, economic and trade sanctions, intellectual property, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters; and

•
other international, domestic federal and state laws impacting marketing and advertising, including but not limited to laws such as the Americans with Disabilities Act, the Telephone Consumer Protection Act of 1991, state telemarketing laws and regulations, and state unfair or deceptive practices acts.

These laws and regulations are complex, change frequently and have tended to become more stringent over time. The laws and regulations applicable to some parts of SharpLink’s business are still developing in certain jurisdictions, and there can be no assurance that its activities will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on SharpLink or its business, financial condition or results of operations. SharpLink incurs significant expenses in its attempt to ensure compliance with these laws. Currently, public concern is high with regard to the operation of companies in the data collection industry, as well as the collection, use, accuracy, correction and sharing of personal information. In particular, some consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of these types of personal information. In the United States, Congress and state legislatures may propose and enact additional data privacy requirements. Additional laws could result in significant limitations on or changes to the ways in which SharpLink can collect, use, host, store or transmit the personal information and data of its customers or employees, and deliver products and services, or may significantly increase its compliance costs. As its business expands to include new uses or collection of data that is subject to privacy or security regulations, SharpLink’s compliance requirements and costs will increase and it may be subject to increased regulatory scrutiny. Additional legislative or regulatory efforts in the United States could further regulate its businesses.

Employees and Contractors

As of April 30, 2021, SharpLink employed a total of 27 full-time employees, including five in general and administrative, two in sales/marketing/customer support, and 20 in research and product development. SharpLink outsources certain employment benefit and other employee-related administrative functions to a third party service provider, which serves as a co-employer of its employees for these purposes. None of SharpLink’s employees are currently represented by a labor union or covered by a collective bargaining agreement, and SharpLink’s management believes that the company’s relations with its employees are good.

Properties

SharpLink occupies approximately 725 square feet of office space in Minneapolis, Minnesota, which also serves as its corporate headquarters.  The rights to its Minneapolis offices are provided by SportsHub, which is the majority shareholder of SharpLink and holds the lease for this facility.  SharpLink reimburses SportsHub for various services and other benefits it provides to SharpLink in exchange for a monthly fee of $1,435.

SharpLink also holds a lease for 2,200 square feet of office space located in Collinsville, Connecticut pursuant to a lease agreement with an initial term that expires in December 2023, subject to a three-year right of SharpLink to extend.  The lease provides for annual lease payments of $38,400. This facility is indirectly owned by Chris Nicholas, SharpLink’s Chief Operating Officer and member of its Board of Directors. See “Related Party Transactions,” below.

SharpLink believes its current facilities will be adequate to meet its needs. It does not own any real property for use in its operation or otherwise.

Legal Proceedings

SharpLink is not party to any currently pending legal proceedings, and its management is not aware of any governmental authority contemplating any proceeding to which it would be a party or to which its properties would be subject.

Related Party Transactions

Shared Services with SportsHub

SharpLink and SportsHub, its controlling shareholder, are party to a Shared Services Agreement dated May 28, 2021. Under the terms of the Shared Services Agreement, SportsHub provides SharpLink with office space for certain company employees, accounting and other administrative services from SportsHub personnel, webhosting services and IT subscriptions, business insurance coverage, cell phone and ISP access, and additional services the parties may agree upon from time to time. SharpLink reimburses SportsHub for SharpLink’s allocated share of the cost of such services. Generally, services are allocated based on passthrough of the cost of SharpLink’s direct usage (such as cellphone plan coverage and webhosting services) or allocated based on share of headcount (such as the office lease and ISP).

The cost of shared personnel is allocated based on the parties’ estimate of time performing services for each entity. Shared personnel costs include salary, benefits, and related tax withholdings, which are allocated pro rata based on SharpLink’s and SportsHub’s estimate of the percentage of the working time a shared employee provides services to each company. Under the Shared Services Agreement, employees of SharpLink may also provide services to SportsHub. To the extent that SharpLink employees provide services to SportsHub, the cost of those services is offset against amounts otherwise owed under the Shared Services Agreement. Mr. Phythian, the Chief Executive Officer of SharpLink and the anticipated Chief Executive Officer of the combined company, and Mr. Nicholas, Chief Operating Officer SharpLink and the anticipated Chief Operating Officer of the combined company, were also both employees of SportsHub until June 1, 2021.

SharpLink does not pay a markup or share of overhead expenses to SportsHub for the shared services. The Shared Services Agreement has a one-year term and automatically renews for successive one-year periods unless terminated by either party. SharpLink may terminate the Shared Services Agreement or any individual services received thereunder upon 30 days’ notice to SportsHub, and SportsHub may terminate the Shared Services Agreement or any service thereunder upon 90 days’ notice to SharpLink.

The Shared Services Agreement formally documented the shared service arrangement that was previously in place between SportsHub and SharpLink. Prior to the entry into the Shared Services Agreement, SharpLink reimbursed SportsHub for services in the amounts of $2,211,303 and $2,297,723 in 2020 and 2019, respectively. Included in those amounts is an amount of approximately $1.5 million (for each of 2020 and 2019) related to SharpLink’s Sports Gaming Client Services operating segment, which was acquired by SharpLink from SportsHub in November 2020, with expenditures by SportsHub on the Sports Gaming Client Services business treated, until the date of acquisition by SharpLink, as reimbursements for accounting purposes. Beginning in late 2020, SharpLink implemented steps to separate its operations from SportsHub, including transferring the payroll of the Sports Gaming Client Services segment and SharpLink’s Chief Executive Officer and Chief Operating Officer to SharpLink. Further, effective as of June 1, 2021, SharpLink’s Chief Executive Officer and Chief Operating Officer resigned from their positions as officers of SportsHub. As a result, SharpLink now receives significantly fewer services from SportsHub than in previous periods. In the first quarter of 2021, SharpLink reimbursed SportsHub for approximately $140,000 of services and expects to reimburse a similar amount for each of the remaining quarters of 2021. The reduction from 2020 was primarily the result of the transfer of employees referenced above. Pursuant to the terms of the Shared Services Agreement, for as long as SharpLink’s employees provide services to SportsHub, the cost of such services provided to SportsHub will be offset against amounts reimbursable by SharpLink to SportsHub. Christian Peterson, SharpLink’s Interim Chief Financial Officer, remains as an employee of SportsHub and provides approximately 25% of his time to SharpLink on a monthly basis for which SharpLink reimburses SportsHub under the Shared Services Agreement. SharpLink expects to hire a full-time chief financial officer in 2021, after which it no longer expects to utilize Mr. Peterson’s services.

SportsHub Affiliate Marketing Partner Agreement

SharpLink and SportsHub are party to an Affiliate Marketing Partner Agreement, or Partner Agreement, dated September 1, 2020. Under the Partner Agreement, SportsHub integrates SharpLink’s sportsbook marketing product suite into websites operated by SportsHub, and SharpLink pays SportsHub a portion of the fees SharpLink receives for sportsbook client referrals through the marketing products. The Partner Agreement has a five-year term and its general terms are the same as those of equivalent agreements with other unaffiliated third party marketing partners of SharpLink. SportsHub has earned approximately $600 under the Partner Agreement during 2021.

Connecticut Facility Lease

SharpLink leases office space in Collinsville, Connecticut from CJEM, LLC, an entity owned by Chris Nicholas, SharpLink’s Chief Operating Officer and member of its Board of Directors and a director nominee, pursuant to a lease dated December 16, 2020. SharpLink paid $38,400 in each of 2020 and 2019 under such lease. The current term of the lease expires on December 31, 2023, and SharpLink has the right to extend the lease under the same terms for an additional three-year term through December 31, 2026.

PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY

The following tables and the related notes present information on the beneficial ownership of Ordinary Shares of the combined company by:

•
each shareholder known by us that will beneficially own more than 5% of the combined company’s outstanding Ordinary Shares (on an as-converted basis, with and without giving effect to the Beneficial Ownership Limitation) immediately following the consummation of the Transaction (for more information concerning the Beneficial Ownership Limitation see  below);

•	each prospective director of the combined company;

•	each prospective executive officer of the combined company; and

•	all of the combined company’s prospective directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of Ordinary Shares beneficially owned and the percentage of Ordinary Shares beneficially owned assumes, in each case, the consummation of the Transaction, including the investment of an additional $6 million in SharpLink by Alpha Capital immediately prior to the consummation of the Transaction, resulting in a total of approximately 29,878,172 Ordinary Shares, 1,591,579 Preferred A Shares, 2,025,898 Preferred A-1 Shares and 7,385,730 Preferred B Shares issued and outstanding immediately following the consummation of the Transaction.  Preferred A-1 Shares and the Preferred B Shares may not be converted into Ordinary Shares to the extent that, after giving effect to such conversion, the holder of the Preferred A-1 Shares and Preferred B Shares (together with such holder’s affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares and/or Preferred B Shares held by the holder, or the Beneficial Ownership Limitation.

Ordinary Shares of the combined company that may be acquired by an individual or group within 60 days of the date of consummation of the Transaction, which is expected to be on or about July 21, 2021, pursuant to the exercise of options or warrants or the conversion of a security, are deemed outstanding for the purposes of computing the percentage of Ordinary Shares beneficially owned by such shareholder, but are not deemed outstanding for purposes of computing the percentage of Ordinary Shares beneficially owned by any other individual or group shown in the tables.

In addition, as noted the following table provides information immediately following consummation of the Transaction, and therefore does not include information concerning potential additional issuances to Alpha Capital as the holder of the MTS Preferred B Shares under the dividend provision included in the Revised Articles. To the extent that following the Transaction we choose to pay such dividend in Preferred A-1 Shares and not in cash, and to the extent Alpha Capital will continue to hold all of the Preferred B Shares expected to be issued to it upon consummation of the Transaction, Alpha Capital is expected to receive an additional aggregate amount of 1,181,717 MTS Preferred A-1 Shares during the two-year period following the consummation of the Transaction.

	On an as-converted basis, giving effect the Beneficial Ownership Limitation			On an as-converted basis, without giving effect to the Beneficial Ownership Limitation
Name	Number of Ordinary Shares Beneficially Owned		Percentage of Outstanding Ordinary Shares(1)	Number of Ordinary Shares Beneficially Owned		Percentage of Outstanding Ordinary Shares(2)
Principal Shareholders
SportsHub Games Network, Inc.	17,787,602		58.2%	17,787,633		43.5%
Alpha Capital(3)	3,050,820	(4)	9.99%	13,393,461	(5)	32.8%
Executive Officers
Rob Phythian	653,684	(6)	*	653,684	(6)	*
Chris Nicholas	453,684	(7)	*	453,684	(7)	*
Christian Peterson	30,041	(8)	*	30,041	(8)	*
Non-Employee Directors
Paul Abdo	179,573	(9)	*	179,573	(9)	*
Joe Housman	186,925	(10)		186,925	(10)
Tom Doering(11)	0		*	0		*
Scott Pollei(12)	0		*	0		*
Adrienne Anderson(13)	0		*	0		*
All prospective director and executive officers as a group	1,503,907	(14)	4.7%	1,503,907	(14)	3.6%
_______________________
*       Indicates less than 1%.

(1)
Percentages are calculated based on 29,878,172 outstanding Ordinary Shares and 660,567 Ordinary Shares issuable to Alpha Capital upon conversion of Preferred Shares giving effect to the Beneficial Ownership Limitation, each as expected to be outstanding immediately following consummation of the Transaction.

(2)
Percentages are calculated based on 29,878,172 outstanding Ordinary Shares and 11,003,205 Ordinary Shares issuable to Alpha Capital upon conversion of Preferred Shares ignoring the Beneficial Ownership Limitation, each as expected to be outstanding immediately following consummation of the Transaction.

(3)
As of the consummation of the Transaction, Alpha Capital is expected to hold 2,390,254 outstanding Ordinary Shares, 1,591,579 Preferred A Shares, 2,025,898 Preferred A-1 Shares, and 7,385,730 Preferred B Shares. The Preferred B Shares will accrue 8% annual dividends, which the combined company may elect to pay in Preferred A-1 Shares at an annual rate of 0.08 Preferred A-1 Share for each Preferred B Share. As noted above, the Preferred A-1 Shares that may be issued as dividends on the Preferred B Shares are not included in this table.

(4)
Consists of 2,390,254 Ordinary Shares and 660,567 Ordinary Shares issuable upon conversion of Preferred Shares, each as expected to be held by Alpha Capital immediately following consummation of the Transaction. The share number does not include 10,342,640 Ordinary Shares issuable upon conversion of Preferred Shares that could not be converted given the Beneficial Ownership Limitation.

(5)
Consists of 2,390,254 Ordinary Shares and 11,003,207 Ordinary Shares cumulatively issuable upon conversion of Preferred Shares (ignoring the effect of the Beneficial Ownership Limitation at any given point in time), each as expected to be held by Alpha Capital immediately following consummation of the Transaction.

(6)
Consists of 133,518 Ordinary Shares and 520,166 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 21, 2021, each as expected to be held by Mr. Phythian as of immediately following the Transaction. This amount includes the Ordinary Shares underlying the relevant portion of the option grant to Mr. Phythian that is proposed to be approved at the Meeting (see Proposal 1(g) for further details). Following the effective time of the Transaction, Mr. Phythian is expected to be the President and Chief Executive Officer and a director of the combined company, positions he now holds with respect to SharpLink.

(7)
Consists of 133,518 Ordinary Shares and 320,166 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 21, 2021, each as expected to be held by Mr. Nicholas as of immediately following the Transaction. This amount includes the Ordinary Shares underlying the relevant portion of the option grant to Mr. Nicholas that is proposed to be approved at the Meeting (see Proposal 1(h) for further details). Following the effective time of the Transaction, Mr. Nicholas is expected to be the Chief Operating Officer and a director of the combined company, positions he now holds with respect to SharpLink.

(8)
Consists of 30,041 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 21, 2021, as expected to be held by Mr. Peterson as of immediately following the Transaction. Following the effective time of the Transaction, Mr. Peterson is expected to be the Interim Chief Financial Officer of the combined company, the position he now holds with respect to SharpLink.

(9)
Consists of 152,870 Ordinary Shares and 26,704 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 21, 2021, each as expected to be held by Mr. Abdo as of immediately following the Transaction.  Mr. Abdo, currently a director of SharpLink, is expected to be a director of the combined company following the effective time of the Transaction.

(10)
Consists of 160,221 Ordinary Shares and 26,704 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 21, 2021, each as expected to be held by Mr. Housman as of immediately following the Transaction. Mr. Housman, currently the Chairman of the Board of SharpLink, is expected to be Chairman of the Board of the combined company following the effective time of the Transaction.

(11)	Mr. Doering is expected to be a director of the combined company upon the effective time of the Transaction.

(12)	Mr. Pollei is expected to be a director of the combined company upon the effective time of the Transaction.

(13)	Ms. Anderson is expected to be a director of the combined company upon the effective time of the Transaction.

(14)
Consists of 580,126 Ordinary Shares and 923,780 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 21, 2021, each as expected to be held by the directors and officers as a group as of immediately following the Transaction.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the ordinary shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale by the selling shareholders identified below of 14,719,708 of our Ordinary Shares, as follows:

•	4,126,363 Ordinary Shares to be issued in the Transaction in exchange for shares of SharpLink’s outstanding common stock;

•
9,411,628 Ordinary Shares issuable upon conversion of 9,411,628  shares of our Preferred A-1 and Preferred B shares to be issued in the Transaction to the holder of shares of SharpLink’s preferred stock that will be outstanding as of the effective time of the Transaction; and

•
up to 1,181,717 Ordinary Shares that may be issued upon the conversion of our Preferred A-1 Shares to be issued as dividends payable in kind on the Preferred B Shares through the second anniversary of the effective time of the Transaction.

The following table sets forth the number of our Ordinary Shares beneficially owned by the selling shareholders as of June 28, 2021, but after giving effect to (i) the additional $6 million investment by Alpha Capital in shares of Series B Preferred Stock of SharpLink immediately prior to the effective time of the Transaction, (ii) the consummation of the Transaction, and (iii) this offering, except as otherwise referenced below.

	Ordinary Shares beneficially owned before offering(1)	Number of outstanding Ordinary Shares offered by selling shareholder	Number of Ordinary Shares offered by selling shareholder upon conversion of Preferred Shares		Beneficial ownership after offering(1)

					Number of Ordinary Shares		Percent
Selling Shareholder
Alpha Capital Anstalt	13,393,461	1,941,654	10,593,345	(2)	2,040,179	(3)	5.0%
Jim Hays	995,057	199,011	-		796,045		2.0%
Bill Mershon	388,467	77,693	-		310,774		*
Jim Seifert	133,518	26,704	-		106,814		*
Richard S. Neville Revocable Trust	133,518	26,704	-		106,814		*
Eric J. Osmundson	133,518	26,704	-		106,814		*
David Johnson	146,816	29,363	-		117,453		*
Dawkins Family LLC, TWO	66,759	13,352	-		53,407		*
John Karnath	83,449	16,690	-		66,759		*
Jeffrey D. Rahm	101,914	20,383	-		81,531		*
Steven D. Roberts	33,772	6,754	-		27,018		*
Michael Glasenapp	20,028	4,006	-		16,022		*
Robert R. Fafinski Jr.	27,425	5,485	-		21,940		*
Jessica Arvidson	20,383	4,077	-		16,306		*
Curt Arvidson	20,383	4,077	-		16,306		*
Lee M. Zachman	20,383	4,077	-		16,306		*
Neil I. Sell	26,704	5,341	-		21,363		*
Michael David Arneson Living Trust	24,637	4,927	-		19,709		*
Katherine A. Wilson	26,704	5,341	-		21,363		*
Daniel Armstrong	6,676	1,335	-		5,341		*
Gordon J. Bredenberg	5,629	1,126	-		4,503		*
Eugene R. Wright Revocable Trust	4,502	900	-		3,602		*
Christopher Nelson	340,132	340,132	-		-		-
GreenBlock Capital LLC(4)	1,360,529	1,360,529	-		-		-

TOTALS	18,227,930	4,126,363	10,593,345		3,976,369		9.8%
____________

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power, and also any shares which the security or shareholder has the right to acquire within 60 days of July 21, 2021, whether through the exercise or conversion of any preferred stock, stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or shareholder that he, she or it is a direct or indirect beneficial owner of those shares. Percentage of shares beneficially owned after the resale of all the shares offered by this prospectus assumes there are 29,878,172 outstanding Ordinary Shares prior to the issuance of any Ordinary Shares upon the conversion of Preferred Shares. With respect to Alpha Capital Anstalt, the number shown disregards the legally binding Beneficial Ownership Limitation, and thus does not reflect Alpha Capital’s actual beneficial ownership, which is shown in the table under “Principal Shareholders of Combined Company,” above.

(2)
Represents Ordinary Shares issuable upon conversion of 2,025,898 Preferred A-1 Shares and 7,385,730 Preferred B Shares to be issued in connection with the Transaction.  Also includes 1,181,717 Ordinary Shares issuable upon conversion of Preferred A-1 Shares that may be issued as dividends payable in kind for two years following the effective time of the Transaction on Preferred B Shares to be issued to the selling stockholder in the Transaction.

(3)
Represents 448,600 Ordinary Shares and 1,591,579 Ordinary Shares issuable upon conversion of presently issued and outstanding Preferred Shares, which will be designated as Preferred A Shares upon consummation of the Transaction.

(4)	Chris Spencer holds the sole voting and investment power with respect to the shares offered by GreenBlock Capital, LLC.

Agreements with Selling Shareholders

2018 Securities Purchase Agreement

In September 2018, MTS entered into a Securities Purchase Agreement, or the 2018 Purchase Agreement, with Alpha Capital pursuant to which MTS sold to Alpha 1,315,789 Preferred Shares (to be converted to Preferred A Shares in connection with the Transaction) at an initial closing plus an additional 1,315,790 Preferred Shares pursuant to an option granted under the 2018 Purchase Agreement.

Under the Purchase Agreement, the Company granted Alpha the right to appoint two directors to the Company's Board of Directors through the end of the first general meeting to take place following the lapse of two years from the initial closing under the 2018 Purchase Agreement. Alpha terminated and waived its appointment and approval rights under the Purchase Agreement effective August 16, 2019. The Company appointed Scott Burrell and Isaac Onn to the Company's Board of Directors in October 2018 and they were subsequently reelected as Board members at an extraordinary shareholders’ meeting held in May 2021, and they will serve until the closing of the Transaction. MTS also agreed to provide Alpha Capital with additional rights, including a right of first negotiation in connection with certain issuances of securities and certain registration rights.

2020 SharpLink-Alpha Capital Securities Purchase Agreement

On December 23, 2020, SharpLink entered into a Securities Purchase Agreement with Alpha Capital, which the parties amended on June 15, 2021. We refer to this securities purchase agreement, as amended, as the 2020 Purchase Agreement.  Pursuant to an initial closing under the 2020 Purchase Agreement held on December 23, 2020, SharpLink issued and sold to Alpha Capital shares of its Series A Preferred Stock for an aggregate gross purchase price of $2 million.  The 2020 Purchase Agreement also provided that Alpha Capital would purchase from SharpLink, and SharpLink would sell to Alpha Capital, shares of SharpLink’s Series B Preferred Stock for an aggregate purchase price of $6 million.  The closing of the sale of the Series B Preferred Stock is to occur immediately prior to a “going public transaction,” which includes the Transaction.  Alpha Capital’s obligation to purchase the Series B Preferred Stock is subject to certain closing conditions, including the accuracy of SharpLink’s representations concerning itself, its business and other matters as set forth in the 2020 Purchase Agreement, SharpLink’s continued compliance with all covenants set forth in the 2020 Purchase Agreement, and a written certification from MTS stating that it is ready to consummate the Transaction. To the extent they remain outstanding as of the Closing, the shares of Series A Preferred Stock (including shares issued in satisfaction of dividends payable thereon) and Series B Preferred Stock sold pursuant to the 2020 Purchase Agreement, are expected to be exchanged in the Transaction for shares of MTS’s Preferred A-1 Shares and Preferred B Shares.

In addition to the SharpLink preferred stock sold to Alpha Capital pursuant to the 2020 Purchase Agreement, SharpLink also agreed to issue to Alpha Capital as a commitment fee for its obligation to purchase the Series B Preferred Stock.  The commitment fee will be a number of additional shares of SharpLink (or its successor, which will include MTS) representing to 3% of the fully-diluted shares of SharpLink (or such successor, if the resulting entity in a going public transaction).  In satisfaction of such commitment shares, SharpLink will issue Alpha Capital an additional number of its Series A-1 Preferred Stock immediately prior to Closing, which will be exchanged for 1,401,979 Preferred A-1 Shares of MTS in the Transaction.

The 2020 Purchase Agreement also provides that until such time as Alpha Capital has invested an additional $20 million in SharpLink, including, subject to certain conditions,  the combined company following the effective time of the Transaction, or until the date that is one year following the effective time of the Transaction, Alpha Capital will have a right to participate in future financings conducted by SharpLink (or, subject to certain conditions, the combined company following the effective time of the Transaction) by purchasing up to 55% of the securities offered for sale in any such financing transactions.  For as long as Alpha Capital continues to hold Preferred A-1 Shares or Preferred B Shares, SharpLink and the combined company following the effective time of the Transaction, will also, subject to customary exceptions, be prohibited from issuing any “variable rate transactions,” which for purposes of the 2020 Purchase Agreement, means a transaction in which SharpLink or the combined company issues debt or equity securities that are convertible into Ordinary Shares at a conversion price that is based on or varies with the current trading price of the Ordinary Shares.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their Ordinary Shares covered by this prospectus hereby on the principal trading market or any other stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling such Ordinary Shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such Ordinary Shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell the Ordinary Shares covered by this prospectus under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of Ordinary Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the Ordinary Shares offered hereby or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell the Ordinary Shares short and deliver these shares to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We will pay certain fees and expenses incurred by us incident to the registration of the Ordinary Shares; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Ordinary Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The Ordinary Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Ordinary Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SHARE CAPITAL

The following summary of the terms of our Ordinary Shares is subject to and qualified in its entirety by reference to our articles of association, a copy of is on file with the SEC as exhibits to our previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Proposed Amendment to Articles of Association

Our authorized capital stock currently consists of 17,000,000 Ordinary Shares, par value NIS 0.03 per share, and 3,000,000 preferred shares.  We have submitted a proposal to our shareholders to amend and restate our Articles of Association, to effect the following modifications, among others:

•
increase the registered share capital from NIS 600,000, divided into 17,000,000 Ordinary Shares and 3,000,000 Preferred Shares, nominal value NIS 0.03 each, to NIS 6,000,000, divided into 185,800,000 Ordinary Shares, 1,600,000 Preferred A Shares, 5,200,000 Preferred A-1 Shares and 7,400,000 Preferred B Shares, nominal value NIS 0.03 each, nominal value NIS 0.03 each;

•	designate the currently outstanding Preferred Shares as Preferred A Shares;

•
effect a reverse split of our Ordinary Shares, or the Reverse Split, at a ratio in the range of between 1-for-2 to 1-for-5, inclusive, with such ratio to be determined in the discretion of our Board of Directors; and

•	change MTS’s name from “Mer Telemanagement Solutions Ltd.” to “SharpLink Ltd.” or such other name as may be approved by SharpLink and the Israeli Registrar of Companies.

Our Board of Directors has recommended that these proposed amendments be presented to our shareholders for approval, as of the effective date of the Transaction. The MTS Board further unanimously recommended that our shareholders approve the corresponding amendments to our Memorandum of Association.  Such proposal will be presented to our shareholders for approval at an Extraordinary General Meeting to be held July 21, 2021.

The MTS Board may determine to effect the Reverse Split, if it is approved by our shareholders, even if the other proposals to be acted upon at the Extraordinary General Meeting are not approved or to effect it prior to the consummation of the Transaction. In the event the Reverse Split is effected, the share and per share amounts in the Revised Articles will be adjusted to reflect the Reverse Split.

Ordinary Shares

As of June 21, 2021, we had issued and outstanding 4,734,323 Ordinary Shares. Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “MTSL.” As of June 21, 2021, there were approximately 26 holders of record of our ordinary shares.

The transfer agent for our ordinary shares is American Stock Transfer & Trust Company, and its address is 6201 15th Avenue Brooklyn, NY 11219.

Preferred A Shares

We currently have 1,591,579 preferred shares outstanding.  In connection with the consummation of the Transaction and adoption of the Revised Articles, the MTS Preferred Shares currently held by Alpha Capital (1,591,579 shares as of the date of this prospectus) will be designated Preferred A Shares and will have rights identical to the Preferred A-1 Shares set forth below, other than the Conversion Price and the Per Preferred Share Purchase Price, which will be set at $1.14 per share for the Preferred A Shares and at $0.8123 for the Preferred A-1 Shares.

Preferred A-1 Shares and Preferred B Shares

The Preferred Shares to be issued by MTS in connection with the Transaction will be Preferred A-1 Shares and Preferred B Shares, the rights, terms and preferences of which are summarized below.

Preferred A-1 Shares

Preferred A-1 Shares have equal rights to the Ordinary Shares and are convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments); provided, however, that the Preferred A-1 Shares shall not be converted to the extent that, after giving effect to such conversion, the holder of the Preferred A-1 Shares (together with such holder’s affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares held by the holder, or the Beneficial Ownership Limitation.

Prior to conversion into Ordinary Shares, the Preferred A-1 Shares are entitled to the following rights:

•
equal rights to receive dividends, if and when distributed to holders of Ordinary Shares, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation);

•
equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, on an as-converted basis, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari passu with the Ordinary Shares; and

•
equal rights to vote on all matters submitted to a vote of the Ordinary Shares (on an as-converted basis, but only up to the number of votes equal to the number of Ordinary Shares into which the Preferred Shares would be convertible pursuant to the Beneficial Ownership Limitation). The rights attached to any class (other than modifications to the Beneficial Ownership Limitation, which may not be modified) may be modified or abrogated by the affirmative consent of the respective Determining Majority of the shares of such class; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

Preferred B Shares

The Preferred B Shares shall be non-voting shares and convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments), subject to the Beneficial Ownership Limitation.

Prior to conversion into MTS Ordinary Shares, the Preferred B Shares are entitled to the following rights:

•
from the Effective Time until the second anniversary of the Effective Time, a right to receive cumulative dividends at the rate per share (as a percentage of the Preferred B Shares’ Per Preferred Share Purchase Price) of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the Effective Time and on each Conversion Date (with respect only to Preferred B Shares being converted) (each such date, a “Dividend Payment Date”) in cash, or at the combined company’s option, in duly authorized, validly issued, fully paid and non-assessable Preferred A-1 Shares, or a combination thereof. Dividends on the Preferred B Shares shall be calculated on the basis of a 360-day year, consisting of twelve 30 day periods, and shall accrue daily commencing on the date a Preferred B Share is issued, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the combined company legally available for the payment of dividends. The payment of the dividends in Preferred A-1 Shares shall be made in a number of shares equal to the amount to be paid divided by the Per Preferred Share Purchase Price of the Preferred A-1 Shares as of the Dividend Payment Date;

•
a right to receive from the Company an amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon (in connection with delays in conversion of Preferred B Shares), to be paid upon any liquidation, dissolution or winding-up of the Company, before any distribution to the other securityholders of the Company;

•
a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares in the event the Company issues or sells Ordinary Shares or Ordinary Share Equivalents for a consideration per share that is less than the conversion price per share of the Preferred B Shares then in effect, other than in connection with an Exempt Issuance (as such term is defined in the Revised Articles) and to a minimum price equal to the higher of: (A) $0.10 and (B) 20% of the closing price on the trading day immediately prior to the consummation of the Transaction; and

•
as long as 1,545,895 of the Preferred B Shares (constituting approximately 20.9% of the Preferred B Shares expected to be outstanding immediately following the consummation of the Transaction) remain outstanding, unless the holders of at least 50.1% of the Preferred B Shares shall otherwise consent in writing, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (A) amend charter documents in any manner that materially and adversely affects any rights of holders of the Preferred B Shares, (B) repay, repurchase or otherwise acquire more than a de minimis number of its Ordinary Shares, Ordinary Share Equivalents or Junior Securities (as such terms are defined in Revised Articles), subject to certain exceptions, (C) pay cash dividends or distributions to Junior Securities unless the Company has paid all dividends on the Preferred B Shares and the Preferred B Shares will participate ratably (on an as-converted basis) in the dividends paid to the Ordinary Shares, (D) enter into any transaction with any Affiliates of the Company which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arms’-length basis and approved by a majority of the disinterested directors of the Company, or (E) enter into any agreement with respect to any of the foregoing.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Ephraim Abramson & Co., Law Offices, Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of SharpLink, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020 incorporated in this prospectus by reference from the Proxy Statement of MTS filed as Exhibit 99.2 to MTS’ Report on Form 6-K filed with the SEC on June 16, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and the registration statement on Form F-3 of which this prospectus is a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, current reports, proxy statements and other information with the SEC.  SEC filings are available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We also maintain a website at www.mtsint.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement in a document we incorporated by reference into this prospectus or a prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 17, 2021;

•	our Reports on Form 6-K filed on each of April 15, 2021, May 17, 2021, May 24, 2021, and June 16, 2021;

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

•
The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 17, 2021 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Mer Telemanagement Solutions Ltd.,
14 Hatidhar Street
P.O. Box 2112
Ra’anana 4366516, Israel
Attn: Ofira Bar, Chief Financial Officer
Telephone: 972-9-7777-540

Copies of these filings are also available, without charge, on our website at www.mtsint.com as soon as reasonably practicable after they are filed electronically with the SEC. You may also obtain additional information about us by visiting our website. The information contained on our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Indemnification of Directors and Officers

Exculpation of Office Holders.  The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.   If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in connection with distributions.

Insurance of Office Holders.  Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with respect to an act or omission performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holders duty of care to the company or another person; (ii) a breach of the office holders duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders.  Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for (a) monetary liability imposed upon the office holder in favor of another person pursuant to a court judgment, including a settlement or an arbitration award approved by a court; (b) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (c) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: (i) in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, (ii) in connection with a criminal action in which the office holder was acquitted, or (iii) in connection with a criminal action in which the office holder was convicted of a crime that does not require proof of criminal intent.

Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification.  The Israeli Companies Law provides that a company may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty (however, a company may insure and indemnify against such breach if the office acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests); (b) a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act of omission done with the intent to derive an illegal personal benefit; or (d) any fine, civil fine, monetary sanction or penalty levied against the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our compensation committee and our board of directors and, if the office holder is a controlling shareholder, director or a chief executive officer, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders, to the fullest extent permitted by the provisions of the Israeli Companies Law. We have provided several of our directors and officers a letter of indemnification for liabilities or expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $3 million.

Following the expiration of our previous policy, we acquired a new directors’ and officers’ policy with liability coverage of $5.0 million, commencing August 1, 2020, at an annual premium of $380,000. Our shareholders approved the purchase of the new policy commencing August 1, 2020 and the terms and conditions for the purchase, renewal, extension and/or replacement, from time to time, of our directors’ and officers’ liability insurance policy for all directors and officers of our company and its subsidiaries, who may serve from time to time (including our Chief Executive Officer), or the New Policy, as follows: (i) the coverage limit per claim and in the aggregate under the New Policy may not exceed an amount representing an increase of 25% in any year, as compared to the previous year’s aggregate coverage limit; (ii) our Compensation Committee determines that the New Policy is on market terms; and (iii) any New Policy may not be entered into after 2023.  No further approval of our shareholders will be required in connection with any renewal and/or extension and/or purchase of the New Policy entered into in compliance with the foregoing terms. and conditions.

Administrative Sanctions.  The Israeli Securities Authority is authorized to impose administrative sanctions against companies like ours and their office holders for certain violations of the Israeli Securities Law or the Israeli Companies Law.  These sanctions include monetary sanctions and certain restrictions on serving as a director or senior officer of a public company for certain periods of time.  The maximum amount of the monetary sanctions that could be imposed upon individuals is a fine of NIS 1.0 million (currently equivalent to approximately $285,000), plus the greater of the following amounts payable to persons who suffered damages as a result of the violation: (i) the amount of profits earned or losses avoided by the violator as a result of the violation, up to the amount of the applicable fine, or (ii) compensation for damages suffered by the injured persons, up to 20% of the fine imposed on the violator.

Only certain types of liabilities may be reimbursed by indemnification and insurance.  Specifically, legal expenses (including attorneys' fees) incurred by an individual in the applicable administrative enforcement proceeding and any compensation payable to injured parties for damages suffered by them (as described in clause (ii) of the immediately preceding paragraph) are permitted to be reimbursed via indemnification or insurance, provided that such indemnification and insurance are authorized by the company's articles of association.

Item 9. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form F-3, which Exhibit Index is incorporated herein by reference.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra’anana, Israel, on June 29, 2021.

MER TELEMANAGEMENT SOLUTIONS LTD.

By:	/s/ Roy Hess
Name:	Roy Hess
Title:	Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Roy Hess and Ofira Bar as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy Hess	Chief Executive Officer	June 29, 2021
Roy Hess	(Principal Executive Officer)

/s/ Ofira Bar	Chief Financial Officer	June 29, 2021
Ofira Bar	(Principal Financial and Accounting Officer)

/s/ Haim Mer	Chairman of the Board	June 29, 2021
Haim Mer

/s/ Scott Burell	Director	June 29, 2021
Scott Burell

/s/ Isaac Onn	Director	June 29, 2021
Isaac Onn

/s/ Ronen Twito	Outside Director	June 29, 2021
Ronen Twito

/s/ Varda Trivaks	Outside Director	June 29, 2021
Varda Trivaks

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Mer Telemanagement Ltd., on June 29, 2021.

MTS Integratrak, Inc.

By: /s/ Roy Hess
Name: Roy Hess
Title: President

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated April 15, 2021, among the Registrant, SharpLink, Inc., and New SL Acquisition Corp. (incorporated by reference to Exhibit 99.2 filed with the Registrant’s Report on Form 6-K filed with the Commission on April 15, 2021)

4.1	Memorandum of Association of the Registrant (incorporated by reference to Exhibit 1.1 filed with the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019)
4.2	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 filed with the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019)
4.3	Specimen of Ordinary Share Certificate (incorporated by reference to Exhibit 2.1 filed with the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2017)
5.1	Opinion of Ephraim Abramson & Co., Law Offices (filed herewith)
10.1	Securities Purchase Agreement dated December 23, 2020, between SharpLink, Inc. and Alpha Capital Anstalt (filed herewith)
23.1	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global (filed herewith)
23.2	Consent of RSM US LLP (filed herewith)
23.3	Consent of Ephraim Abramson & Co., Law Offices (included in Exhibit 5.1)
24.1	Power of attorney (included on signature page)